UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )
____________________

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D.R. Horton, Inc.
(Name of Registrant as Specified In Its Charter)
____________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On
Wednesday, January 26, 2022

Dear Stockholders of D.R. Horton:

You are invited to attend the 2022 Annual Meeting of Stockholders of D.R. Horton, America’s Builder. Our 2022 Annual Meeting will be held at our corporate offices located at: 1341 Horton Circle, Arlington, Texas 76011, on Wednesday, January 26, 2022, at 10:00 a.m. Central Time, for the following purposes:
•To elect the seven directors named in our proxy statement;
•To seek an advisory vote on the approval of executive compensation;
•To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm; and
•To conduct other business properly brought before the meeting.

Only stockholders of record at the close of business on Tuesday, November 30, 2021, are entitled to notice of and to vote at the 2022 Annual Meeting or any adjournment thereof.

Whether or not you plan to attend the meeting, your vote is very important. For the convenience of our stockholders, proxies may be submitted either by telephone, electronically through the Internet, or by mail. For casting your vote by mail, a form of proxy on which to indicate your vote and a postage-paid envelope in which to return your proxy are enclosed. WE URGE YOU TO COMPLETE AND RETURN YOUR PROXY BY ONE OF THESE METHODS SO THAT YOUR SHARES WILL BE REPRESENTED. If you decide later to attend the 2022 Annual Meeting, you may revoke your proxy at that time and vote your shares in person. If you desire any additional information concerning the 2022 Annual Meeting, we would be glad to hear from you.

Very truly yours,

DONALD R. HORTON
Chairman of the Board

Arlington, Texas
December 20, 2021

Your vote is important. You are invited to attend the meeting in person, although due to the public health impact of the COVID-19 pandemic, anyone who does not feel well should not attend. Attendees will be expected to comply with important health and safety protocols as recommended or required by the Centers for Disease Control and Prevention or state or local governments, including: wearing an appropriate face covering at all times, hand washing and/or applying hand sanitizer upon arrival and maintaining a six-feet distance from other attendees. If it is determined that a change in the date, time or location of the 2022 Annual Meeting or a change to a virtual meeting format is advisable or required, an announcement of such changes will be made through a press release, additional proxy materials filed with the Securities and Exchange Commission, and on the Investor Relations section of our website. Please check our website in advance of the meeting date if you are planning to attend in person.

If you need directions to the meeting location, please call (817) 390-8200 and ask for our Investor Relations department. Whether or not you plan to attend the meeting, and no matter how many shares you own, please vote over the internet or by telephone, or, if you received by mail or printed a paper proxy card, you may also vote by signing, dating and returning the proxy card by mail. By voting before the meeting, you will help us ensure that there are enough stockholders voting to hold a meeting and avoid added proxy solicitation costs. If you attend the meeting, you may vote in person, if you wish, even if you have previously submitted a proxy. You may revoke your proxy at any time by following the instructions under “Voting Information — How You Can Change or Revoke Your Vote.”

Important Notice Regarding Availability of Proxy Materials for the 2022 Annual Meeting of Stockholders to be held on January 26, 2022. The Notice, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

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Message to Our Stockholders:

We are extremely proud of the D.R. Horton team’s performance in fiscal 2021. We completed our 20th consecutive year as the largest homebuilder in the United States by closing 81,965 homes during fiscal 2021. Our consolidated revenues and pre-tax income were 37% and 80% higher than fiscal 2020, respectively. Over the last five years, we have grown our revenues by 128% and our earnings per share by 383%, while also generating $5.9 billion of homebuilding cash from operations, more than doubling our book value per share, reducing our homebuilding leverage to below 20% and significantly increasing our returns on inventory and equity to greater than 30%. Our strong balance sheet, ample liquidity and low leverage provide us with significant financial flexibility. We plan to maintain our disciplined approach to investing capital to enhance the long-term value of our Company, including returning capital to our shareholders through both dividends and share repurchases on a consistent basis.

Housing market conditions remain robust, and we are well-positioned for strong demand with our affordable product offerings, ample lot supply and housing inventory. However, supply chain disruptions have caused shortages of building materials and labor, so homebuyer demand exceeded our capacity to deliver homes in fiscal 2021. In response, we slowed our homes sales pace to align with our production capacity and to provide better certainty regarding the home close date to our homebuyers. Our team is adapting well to changing conditions, with a continued strategic focus to maximize our returns and capital efficiency in each of our communities while increasing our market share. The average selling price of our homes is one of the lowest in the homebuilding industry, making our homes attainable for a diverse customer base of potential entry-level and first-time homebuyers seeking to achieve the American Dream of homeownership.

The resilience of our business during uncertain conditions the last two years continues to highlight that our employees are the primary strength of our Company. Our employees share in our success on both an annual and long-term basis through participation in numerous incentive compensation and stock ownership plans. We are committed to hiring, developing and supporting a diverse and inclusive workplace by attracting and retaining talented and experienced individuals to manage and support our operations, and we continually work to improve the quality of our workforce and work environments. Our Company's culture is centered on accountability, integrity and providing growth opportunities for our employees based on competence, effort and character, which provides a long-term focus and continuity to our operations. During fiscal 2021, we increased our number of employees through hiring in all of our operating segments, and we also increased our paid time off benefits, while continuing to offer the flexibility of remote working arrangements and other accommodations for our employees as needed during the ongoing pandemic.

We operate in 98 markets across the country in a highly decentralized manner. Our team of employees in each market strive to have a positive influence on their local communities, not only by providing new homes to their neighbors, but also by supporting local organizations that enhance the well-being of the community and help those in need, especially during the ongoing pandemic. This support is demonstrated through numerous efforts including team volunteering projects, support of individual employee volunteer efforts, assistance to municipalities during natural disasters, various types of donations, direct charitable contributions and cooperation with our trade partners in supporting various charitable causes. Homebuilding is a local business, and we are proud to support the local communities where our employees and customers live and work.

During 2021, we further evaluated our Company’s governance and impact on the environment and society, including issues that are of particular interest to our Board of Directors, such as workforce health and safety, business ethics and compliance, human capital management, diversity and inclusion, data privacy and protection, energy efficiency, climate change and other environmental matters. While we have always put people first in everything we do, in July 2021, our Board approved a Human Rights Policy in which we formally committed to respecting and supporting internationally recognized human rights as defined and outlined by the United Nations and the International Labour Organization. The Board also approved our Political Contributions Policy Statement, in which we disclose financial information relating to our political contributions that will be updated each fiscal year. Our Board of Directors is committed to reviewing this statement on an annual basis to ensure full transparency to our stakeholders.

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1341 Horton Circle
Arlington, Texas 76011
www.drhorton.com

PROXY STATEMENT
for the
2022 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On January 26, 2022

GENERAL

Time, Place and Purposes of Meeting

Our 2022 Annual Meeting of Stockholders will be held on Wednesday, January 26, 2022, at 10:00 a.m. Central Time, at our corporate offices located at 1341 Horton Circle, Arlington, Texas. The purposes of the 2022 Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders to which this Proxy Statement is attached. D.R. Horton, Inc. is referred to as “D.R. Horton,” the “Company,” “we,” and “our” in this Proxy Statement.

Solicitation of Proxies

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of D.R. Horton. D.R. Horton expects that this Proxy Statement and the accompanying form of proxy will first be released to our stockholders of record on or about December 20, 2021. The cost of this solicitation will be paid by D.R. Horton. The solicitation of proxies will be made primarily by use of the mail. In addition, directors, officers and regular employees of D.R. Horton may make solicitations without special compensation by telephone, facsimile, e-mail or personal interview. They may request banks, brokers, fiduciaries and other persons holding stock in their names, or in the names of their nominees, to forward proxies and proxy materials to their principals and obtain authorization for the execution and return of such proxies to management. D.R. Horton will reimburse such banks, brokers and fiduciaries for their reasonable out-of-pocket expenses for this service. D.R. Horton has engaged Innisfree to act as D.R. Horton’s proxy solicitor in connection with the proposals to be acted upon at the 2022 Annual Meeting. Pursuant to D.R. Horton’s agreement with Innisfree, it will, among other things, provide advice regarding proxy solicitation issues and solicit proxies from D.R. Horton’s stockholders on D.R. Horton’s behalf in connection with the 2022 Annual Meeting. For these services, D.R. Horton will pay a fee estimated to be $30,000, plus expenses.

Revocation and Voting of Proxies

Stockholders may vote by marking, signing and dating each proxy card received and returning it in the prepaid envelope, by telephone or electronically through the Internet by following the instructions included on the enclosed proxy card or by casting votes in person at the meeting. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which are designed to comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Stockholders who hold shares in “street name” through a broker or other nominee may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that institution.

Any proxy given may be revoked by a stockholder at any time before it is exercised by filing with D.R. Horton a notice in writing revoking it, by duly executing and returning a proxy bearing a later date or by voting by telephone or Internet. Proxies also may be revoked by any stockholder present at the 2022 Annual Meeting who expresses a desire to vote his or her shares in person. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf. If you require directions to our meeting, please call (817) 390-8200 and ask for our Investor Relations department. Subject to such revocation and except as otherwise stated herein or in the form of proxy, all proxies duly executed and received prior to or at the time of the 2022 Annual Meeting will be voted in accordance with the specifications of the proxies. If no specification is made, proxies will be voted as follows: (i) FOR each of the nominees for election of directors (see Proposal One on page 5), (ii) FOR the adoption of the advisory resolution on executive compensation (see Proposal Two on page 67), and (iii) FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (see Proposal Three on page 71), and at the discretion of the proxy holders on all other matters properly brought before the 2022 Annual Meeting or any adjournment or postponement thereof.

Outstanding Shares and Voting Rights

November 30, 2021 has been set as the record date for the purpose of determining stockholders entitled to notice of and to vote at the 2022 Annual Meeting. There were 356,181,392 shares of D.R. Horton’s common stock, $.01 par value, issued and outstanding on the record date. On any matter submitted to a stockholder vote, each holder of common stock will be entitled to one vote, in person or by proxy, for each issued and outstanding share of common stock registered in his or her name on the books of D.R. Horton as of the record date. A list of such stockholders will be available for examination by any stockholder at the offices of D.R. Horton set forth above for at least ten days before the 2022 Annual Meeting. If you would like to view the stockholder list, please email Thomas B. Montaño, our Corporate Secretary, at tbmontano@drhorton.com.

Quorum Requirement

The D.R. Horton Bylaws provide that there will be a quorum if the holders of a majority of the issued and outstanding shares of common stock entitled to vote are present in person or represented by proxy. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the 2022 Annual Meeting, whether those stockholders vote for, against or abstain from voting on any matter, will be counted for purposes of determining whether a quorum exists. Broker non-votes, which are described below under “Vote Required,” will be considered present for purposes of determining whether a quorum exists.

Vote Required

NOTICE: Brokers and banks are not permitted to vote on certain non-routine proposals without instructions from the beneficial owner, as discussed in more detail below. Proposal One and Proposal Two are non-routine proposals. Therefore, if your shares are held through a broker, bank or other nominee, your shares will not be voted on Proposal One or Proposal Two unless you provide voting instructions to your broker or bank as described herein.

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If a broker or bank holds your shares, you may have received this Proxy Statement directly from them, together with instructions as to how to direct the broker or bank to vote your shares. If you intend to have your vote counted, it is important that you return your voting instructions to your broker or bank. Under the rules of the New York Stock Exchange (“NYSE”), a broker or bank has the authority to vote on certain “routine” proposals without voting instructions from the beneficial owner. A “broker non-vote” occurs when the broker or bank is unable to vote on a “non-routine” proposal because it does not have discretionary authority and the beneficial owner has not provided voting instructions. Brokers or banks may not vote on Proposal One or Proposal Two at the 2022 Annual Meeting without voting instructions from the beneficial owner because those proposals are non-routine proposals. Brokers and banks may vote on Proposal Three at the 2022 Annual Meeting without voting instructions from the beneficial owner because this is a routine proposal.

The following table reflects the vote required for each proposal and the effect of broker non-votes and abstentions on the vote, assuming a quorum is present at the meeting:

Proposal		Vote Required		NYSE Routine and Non-Routine Matters: Effect of Broker Non-Votes and Abstentions

(1)	Election of Directors	(1)	The number of shares voted “for” a director must exceed the number of shares voted “against” that director	(1)
Non-Routine:  Brokers and banks do not have discretionary authority to vote on this proposal in the event voting instructions are not received from street-name holder
Broker non-votes have no effect Abstentions have no effect

(2)	Advisory vote on the approval of executive compensation	(2)	An affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and entitled to vote	(2)
Non-Routine:  Brokers and banks do not have discretionary authority to vote on this proposal in the event voting instructions are not received from street-name holder
Broker non-votes have no effect Abstentions have the same effect as a vote against the proposal

(3)	Ratification of Ernst & Young LLP as our independent registered public accounting firm	(3)	An affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and entitled to vote	(3)
Routine:  Brokers and banks have discretionary authority to vote on this proposal in the event voting instructions are not received from street-name holder
Abstentions have the same effect as a vote against the proposal

Stockholders Sharing the Same Address

The broker, bank or other nominee of any stockholder who is a beneficial owner, but not the record holder, of the Company’s common stock may deliver only one copy of this Proxy Statement and our Annual Report to multiple stockholders sharing an address, unless the broker, bank or nominee has received contrary instructions from one or more of the stockholders.

In addition, with respect to record holders, in some cases, only one copy of this Proxy Statement and our Annual Report will be delivered to multiple stockholders sharing an address, unless the Company has received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will deliver promptly free of charge a separate copy of this Proxy Statement and our Annual Report to a stockholder at a shared address to which a single copy was delivered. You can notify your broker, bank or other nominee (if you are not the record holder) or the Company (if you are the record holder) that you wish to receive a separate copy of our proxy statements and annual reports in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. The Company’s contact information for these purposes is: D.R. Horton, Inc., Attention: Jessica Hansen, Vice President of Investor Relations, 1341 Horton Circle, Arlington, Texas 76011, telephone number: (817) 390-8200 or e-mail: InvestorRelations@drhorton.com.

Future Stockholder Communications through the Internet

Stockholders may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet. The consent of stockholders who have previously consented to electronic delivery will remain in effect until withdrawn. To consent to electronic delivery:
•stockholders whose shares are registered in their own name, and not in “street name” through a broker or other nominee, may simply log in to www.proxyvote.com, the Internet site maintained by Broadridge Financial Solutions, Inc. and follow the step-by-step instructions; and
•stockholders whose shares are registered in “street name” through a broker or other nominee must first vote their shares using the Internet at: www.proxyvote.com, the Internet site maintained by Broadridge Financial Solutions, Inc., and immediately after voting, fill out the consent form that appears on-screen at the end of the Internet voting procedure.

The consent to receive stockholder communications through the Internet may be withdrawn at any time to resume receiving stockholder communications in printed form.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD JANUARY 26, 2022

The Notice, Proxy Statement and Annual Report on Form 10-K are available at
https://materials.proxyvote.com/23331A

PROPOSAL ONE
ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven directors. Six of our directors were elected by our stockholders at the 2021 Annual Meeting, and Dr. Carson was appointed by our Board on April 20, 2021. Our directors will serve until the 2022 Annual Meeting and until his or her successor has been elected and qualified.

The Nominating and Governance Committee (the "Nominating and Governance Committee") recommended to the Board of Directors our seven directors as director nominees, each of whom is listed under the heading “Nominees for Director” on page 7.

After review and consideration by the Board of Directors, as recommended by the Nominating and Governance Committee, the Board nominated the following seven nominees for election to our Board of Directors:

•	Donald R. Horton	•	Benjamin S. Carson, Sr.
•	Barbara K. Allen	•	Michael W. Hewatt
•	Brad S. Anderson	•	Maribess L. Miller
•	Michael R. Buchanan

Unless otherwise specified in the accompanying proxy, the shares voted by proxy will be voted for each of the persons named as a director nominee for election as a director. Each director nominee elected as a director will be elected for a one-year term and will serve until the next annual meeting of stockholders and his or her successor has been elected and qualified. We do not know of any reason why any of the nominees would be unable to serve. However, if any of the nominees is unable to serve or for good cause will not serve as a director at the time of the 2022 Annual Meeting, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, the persons named as proxies may vote “FOR” that substitute nominee.

The Board of Directors Unanimously Recommends that Stockholders Vote "FOR"
Each of our Seven Nominees for Director.

Selection of Director Nominees

Our Nominating and Governance Committee evaluates potential director nominees based on the following qualifications, experiences and characteristics.

Qualifications and Characteristics for Directors

The Nominating and Governance Committee utilizes a variety of methods for identifying nominees for director, including considering potential director candidates who come to the Committee’s attention through current officers, directors, professional search firms, stockholders or other persons. Once a potential nominee has been identified, the Nominating and Governance Committee evaluates whether the nominee has appropriate qualifications, experiences and characteristics to become a director in light of the current make-up of the Board of Directors. We believe that appropriate director qualifications and characteristics include having directors with diverse backgrounds, education, experiences, expertise and perspectives. The Company has a policy that ensures consideration of gender, racially and ethnically diverse board candidates when the Board and Nominating and Governance Committee evaluates director refreshment opportunities, reflecting our commitment to diversity in the composition of our Board. In fiscal 2021, our Chairman identified Dr. Carson as a potential director nominee and presented him to our Nominating and Governance Committee, which recommended him to our Board in April 2021. Dr. Carson was elected to our Board of Directors in April 2021.

Key Qualifications and Experiences. We believe the qualifications and experiences listed below are important to the overall composition of our Board. We do not require that each director possess each of these qualifications, but rather we ensure our Board as a whole possesses these qualifications.

Real Estate Experience. We seek to have directors with expertise or key experience in the real estate industry, which includes experience in homebuilding, land development, real estate brokerage and sales, commercial development and leasing, financing and banking in the real estate industry or experience in analyzing or consulting in these key areas. Real estate industry experience enables our Board to understand key operational aspects of our national homebuilding business and provides important perspective from their relevant expertise.

Business, Management, Accounting and Finance Experience. We seek to have directors with expertise or key experience in business, management, accounting, finance or similar positions. We believe these key qualifications are important to the Board as it oversees risks related to the Company’s operations.

Strategic Vision and Leadership. We seek to have directors with expertise or key experiences in positions that require strategic vision, leadership and decision making. We believe directors acquire these key qualifications through experience as executives, managers, entrepreneurs, business owners, directors, consultants, analysts or advisors. We believe these key qualifications are important to the Board, as directors with these attributes provide sound business judgment, leadership and strategic vision to the Board and the Company.

The key qualifications possessed by our nominees are discussed under each nominee’s name and profile beginning on page 7.

Key Characteristics. In addition to the key qualifications and experiences discussed above, we also believe each member of the Board of Directors should have the following characteristics:
•high personal and professional ethical standards, integrity and values;
•commitment to representing the long-term interests of the stockholders;
•practical wisdom, mature judgment and collegiality;
•objectivity and inquisitiveness; and
•willingness to offer his or her resignation in the event of any significant change in personal circumstances that could affect the discharge of his or her responsibilities as a director, including a change in his or her principal job responsibilities.

Gender and Racially Diverse Candidates. The Company's Board and the Nominating and Governance Committee are committed to using refreshment opportunities to consider new gender and racially diverse director candidates to the Board of Directors. The Company's Corporate Governance Principles require the Board and Nominating and Governance Committee to include gender and racially diverse candidates in its initial list of director candidates. Also, when recruiting a new CEO from outside the Company, the Board will include gender and racially diverse candidates in its initial list of CEO candidates. Further, the Board and Nominating and Governance Committee will require third-party search consultants engaged by the Board or Nominating and Governance Committee to include gender and racially diverse candidates on their initial list of director candidates or CEO candidates from outside the Company.

Nominees for Director

Current Director Nominees - Board Diversity and Board Skills

The table below provides an overview of our Board's composition, tenure, independence and skills.

Mr. Horton has been executive Chairman of the Board of D.R. Horton since it was formed in July 1991, and he was President and CEO from July 1991 through November 1998. He has been involved in the real estate and homebuilding industries since 1972, and he was the founder, sole or principal stockholder, director and president of each of D.R. Horton’s predecessor companies since their respective organization, which date from 1978 to 1990.

Key Qualifications. Mr. Horton’s 43 years of leadership experience in the homebuilding industry provides valuable perspective and expertise to the Board and to the Company. Mr. Horton, his family and their affiliated entities, beneficially own a significant number of shares of the Company's common stock as set forth in the Beneficial Ownership tables on pages 25 through 27. As founder of the Company and a continuing active member of the management team, Mr. Horton has a unique understanding of all aspects of the homebuilding business, and his leadership and strategic vision provide the Board and the Company with distinct advantages in the homebuilding industry.

Ms. Allen has significant experience researching, analyzing and making investment decisions related to housing-related companies. Ms. Allen retired from Avondale Partners in July 2006 where she was a Partner and Analyst of Housing, Construction and Retailing. From February 1997 through December 2004, she was the Home Construction, Building Materials, Home Furnishing and DIY (Do It Yourself) Retailing Analyst for Natexis Bleichroeder, Inc. Ms. Allen was a Vice President, Equity Research for Donaldson, Lufkin & Jenrette from January 1993 through January 1996. She served in other roles at Oppenheimer & Company, Kidder, Peabody, Inc., and Prudential Securities prior to January 1993. Ms. Allen has been a member of the Compensation and Nominating and Governance Committees since 2014, and she currently serves as Chair of the Compensation Committee. Ms. Allen previously served on our Audit Committee.

Key Qualifications. Ms. Allen’s extensive experience as an analyst and consultant with homebuilding-related companies provides valuable knowledge of investor perspective to the Board with regard to strategic decisions, including investment, operating and financing matters.

Mr. Anderson currently serves as a Vice Chair of Cushman & Wakefield, a global real estate services firm. Prior to joining Cushman & Wakefield in March 2021, Mr. Anderson was an Executive Vice President of CBRE Group, Inc., formerly CB Richard Ellis, Inc., an international real estate brokerage company, since 2009, and he held various positions in Phoenix, Arizona with its predecessor, CB Commercial Real Estate Group, Inc., since January 1987. He served as Interim Chairman of the Board of Continental Homes Holding Corp. from October 1997 through April 1998, when it merged with D.R. Horton, and he became a director of D.R. Horton at that time. Mr. Anderson is also a member of the Board of Directors and a member of the audit committee of KS StateBank, a private bank. Mr. Anderson has been a member of our Compensation Committee since 1998, and he has previously served on both our Audit and Nominating and Governance Committees.

Key Qualifications. Mr. Anderson’s extensive real estate industry experience and his current active leadership role with an international real estate services firm brings beneficial insight and perspective to the Board, as many factors that affect the real estate brokerage industry also affect the homebuilding industry. Mr. Anderson also brings to the Board his valuable prior experience of having served on another public homebuilding company’s board and his active service on the Company’s Board and its Committees since 1998.

Mr. Buchanan has significant commercial banking experience with several banking institutions serving the real estate and homebuilding sectors prior to his retirement in 2002. From 2002 to 2003, Mr. Buchanan was engaged as a senior advisor to Banc of America Securities. From 1998 to 2002, Mr. Buchanan was a Managing Director of Bank of America, an executive officer position in which he was head of its national real estate banking group. From 1990 to 1998, Mr. Buchanan was an Executive Vice President of NationsBank, which later merged with Bank of America. Mr. Buchanan has served on our Nominating and Governance Committee since November 2003, and he has previously served on both our Audit and Compensation Committees.

Key Qualifications. Mr. Buchanan is a highly experienced commercial banker who served the real estate and homebuilding sectors. His experience in these areas provides the Board with a broad understanding of all aspects of the homebuilding industry. Mr. Buchanan also previously served on the board of a public real estate investment trust, thereby providing the Board with additional perspective on the real estate industry and public company governance matters.

Dr. Carson was appointed to the D.R Horton Board of Directors in April 2021. Dr. Carson recently served as the 17th Secretary of the U.S. Department of Housing and Urban Development (HUD) from 2017 to 2021. At HUD, he led the agency in many programs focused on advancing economic opportunity; providing safe, fair and affordable housing; spurring reinvestment in communities; reducing homelessness; assisting and promoting self-sufficiency to underserved and vulnerable populations; and helping disaster victims, while emphasizing fiscal responsibility and reduction of regulatory barriers. During his tenure as HUD Secretary, Dr. Carson also led the collaboration of eight federal agencies to establish the White House Council on Eliminating Regulatory Barriers to Affordable Housing. Prior to serving as HUD Secretary, Dr. Carson had a distinguished career in the field of medicine where he performed thousands of surgeries and served in many leadership positions, including Director of the Division of Pediatric Neurosurgery at the Johns Hopkins Medical Institutions from 1984 to 2013 and as a Professor of Neurological Surgery, Oncology, Plastic Surgery and Pediatrics at the Johns Hopkins Medical Institutions from 1999 to 2013. Dr. Carson also currently serves on the Board of Directors of Covenant Logistics Group, Inc., a NASDAQ listed publicly-traded company, and he has prior experience serving on the Board of Directors of Costco Wholesale Corporation and Kellogg Company, both publicly-traded companies.

Key Qualifications. Dr. Carson gained extensive management and leadership experience during both his service as HUD Secretary and his many contributions to the medical field. These experiences, particularly in developing multiple housing initiatives while at HUD, enables Dr. Carson to provide valuable perspective to the Board and its Committees. Dr. Carson also has significant board experience serving on the boards of directors of other public and private companies and organizations.

Mr. Hewatt, a certified public accountant, retired in 2018 from his accounting services practice in which he provided auditing and tax services since 1980. From 1971 to 1979, Mr. Hewatt was a tax and audit professional at Coopers & Lybrand (now PricewaterhouseCoopers LLP) during which he served as an audit manager for five years. Mr. Hewatt is a member of the American Institute of Certified Public Accountants, former member of the Board of Directors of the Texas Society of Certified Public Accountants and former President of the Texas Society of Certified Public Accountants — Fort Worth Chapter. Mr. Hewatt has been a director of D.R. Horton and a member of the Audit Committee since 2005, and he currently serves as Chair of the Audit Committee. He also has previously served on both our Compensation and Nominating and Governance Committees.

Key Qualifications. Mr. Hewatt has extensive experience working as a certified public accountant for a national and local firm. This experience enables Mr. Hewatt to provide valuable perspective on accounting, auditing and tax matters to the Board and its Committees.

Ms. Miller was appointed to the D.R. Horton Board of Directors in 2019, and she serves as Chair of our Nominating and Governance Committee and as a member of both our Audit and Compensation Committees. Ms. Miller, a certified public accountant, has significant experience with both public and private companies gained from leading auditing and consulting engagements during her 34 year career at PricewaterhouseCoopers ("PwC"), during which she was a PwC practice partner from 1984 until her retirement in 2009. From 1986 through 1995, Ms. Miller served as managing partner in PwC's Southwest Region Healthcare Audit Practice, and she became managing partner of PwC's US Healthcare Audit Practice from 1995 to 1998. From 1998 to 2002, Ms. Miller was PwC's practice leader in the Southwest Region Consumer, Industrial and Energy practice. From 2002 to 2009, Ms. Miller was PwC's North Texas Market Managing Partner. Ms. Miller currently serves on the Board of Directors of Zix Corporation, a NASDAQ listed publicly-traded company, where she is chair of its audit committee and a member of its compensation committee. Ms. Miller also currently serves on the Board of Directors of Triumph Bancorp, a NASDAQ listed publicly-traded company, where she is chair of its nominating and governance committee and a member of its audit committee.

Key Qualifications. Ms. Miller gained extensive experience in the auditing and business consulting field, knowledge of public and private companies across multiple industries, and significant leadership experience as a managing partner for PwC in several key positions throughout her 34 year career. Ms. Miller also has significant experience serving on the boards of directors of public and private companies, including leadership positions on committees of those boards.

Other Executive Officers

DAVID V. AULD, age 65, is President and Chief Executive Officer of D.R. Horton, positions he has held since October 2014. Mr. Auld was Executive Vice President and Chief Operating Officer from November 2013 through October 2014. Mr. Auld was Region President overseeing the Company’s homebuilding operations in Florida, North and South Carolina, Georgia and Alabama from 2005 to 2013. From 1988 to 2005, Mr. Auld served as the Division President of the Company and its predecessor’s Orlando Division. Prior to 1988, Mr. Auld worked for Texas American Bank and General Dynamics. Mr. Auld graduated from Texas Tech University in 1978 with a bachelor of business administration degree in accounting.

MICHAEL J. MURRAY, age 55, is Executive Vice President and Co-Chief Operating Officer of D.R. Horton, positions he has held since October 2014. Mr. Murray served as Senior Vice President of Business Development from 2012 through October 2014. From 2004 to 2012, Mr. Murray served as the Company’s Vice President and Controller after joining the Company in 2002 as the Director of Internal Audit. He began his career at Price Waterhouse LLP (now PricewaterhouseCoopers LLP) and then worked at several other companies in finance and accounting roles prior to joining the Company. Mr. Murray graduated from the University of Texas at Arlington in 1988 with a bachelor of business administration degree in accounting.

PAUL J. ROMANOWSKI, age 51, is Executive Vice President and Co-Chief Operating Officer of D.R. Horton, positions he has held since October 1, 2021. Mr. Romanowski was Region President overseeing the Company’s homebuilding operations in Florida and the Gulf Coast from 2014 to 2021, and in 2019 his oversight responsibilities were expanded to also include the Company's operations in five Mid-Atlantic states. From 1999 to 2014, Mr. Romanowski served as the Division President of the Company's South Florida Division. Prior to joining the Company, Mr. Romanowski worked for Metrostudy and in land acquisition for another public homebuilder. Mr. Romanowski graduated from Butler University in 1992 with a bachelor of business administration degree in marketing.

BILL W. WHEAT, age 55, is Executive Vice President and Chief Financial Officer of D.R. Horton, positions he has held since 2003. Mr. Wheat was the Company’s Senior Vice President and Controller from 2000 through 2003, after joining the Company in 1998 as an Accounting Manager. Mr. Wheat also served as a member of the Board of Directors of the Company from 2003 to 2011. Mr. Wheat began his career at Price Waterhouse LLP (now PricewaterhouseCoopers LLP) and then worked at The Bombay Company in several financial and accounting roles prior to joining the Company. Mr. Wheat graduated from Baylor University in 1988 with a bachelor of business administration degree in accounting and finance.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance, Executive Compensation and Board of Directors Highlights

Corporate Governance and Executive Compensation. Our corporate governance and executive compensation practices include the following highlights:

WHAT WE DO		WHAT WE DON'T DO

✓	All directors are elected annually	𝕏	No employment contracts with our executive officers
✓	Directors are elected by a majority vote in uncontested elections	𝕏	No grants of discounted stock options or repricing of stock options
✓	Director gender and racial diversity, supported by candidate recruitment policy	𝕏	No hedging or pledging of Company securities
✓	Bylaws provide for proxy access by stockholders	𝕏	No dividends or dividend equivalents paid on unearned performance-based equity awards
✓	Meaningful stock ownership guidelines	𝕏	No change-in-control tax gross-ups for executive officers
✓	Ongoing shareholder engagement	𝕏	No excessive perquisites
✓	Compensation is strongly linked to the Company's financial performance and shareholder returns
✓	Pay for performance – CEO pay approximately 95% at-risk
✓	Multi-year vesting for equity awards
✓	"Double trigger" accelerated vesting in the event of a change in control for time-based executive officer equity awards
✓	Annual Compensation Committee assessment of compensation risk
✓	Annual say-on-pay vote

BOARD OF DIRECTORS AND COMMITTEE HIGHLIGHTS

✓	Refreshed our Board of Directors by appointing new independent director, Dr. Benjamin S. Carson, Sr.
✓	50% of our independent directors are gender or racially diverse
✓	Responded to feedback and capped the cash portion of the annual PTI Bonus with the remainder paid in common stock having a holding period
✓	Annual cash paid as a percentage of total direct compensation was 22% for Mr. Horton and 35% for Mr. Auld, down from 59% for Mr. Horton and 67% for Mr. Auld in the prior fiscal year
✓	Six of our seven directors are independent
✓	All key Board Committees are composed entirely of independent directors
✓	Recomposed each Board Committee from six members to three members for efficiency
✓	Ms. Allen serves as our Compensation Committee Chair
✓	Ms. Miller serves as our Nominating and Governance Committee Chair
✓	Ms. Miller, an independent director, serves as our Presiding Director
✓	Chairman and CEO positions are separate roles
✓	Annual Board and Committee evaluations

Active Engagement and Feedback from Investors. During fiscal 2021, management, either in person or virtually, attended investment conferences and participated in investor meetings and conference calls with hundreds of institutional investors, including numerous discussions with specialists in environmental, social and governance ("ESG") and compensation matters. The Company welcomes feedback from its shareholders, and management, the Board and applicable Committees regularly discuss and evaluate feedback from investors regarding the Company's performance, ESG reporting, executive compensation and other matters.

Corporate Governance Standards

Our Board of Directors has adopted a number of standards to comply with requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the NYSE and SEC rules relating to the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and other corporate governance matters. Our Board has adopted the D.R. Horton Corporate Governance Principles, which contain a number of corporate governance initiatives designed to comply with the NYSE listing standards (the “NYSE Rules”) and the rules and regulations of the SEC (the “SEC Rules”) relating to corporate governance. The significant corporate governance initiatives adopted by the Board of Directors are discussed below.

Corporate Governance Website. The Corporate Governance Principles, Committee Charters, Codes of Ethics and Conduct, Complaint Procedures and other Corporate Governance documents discussed in this Proxy Statement have been posted to our website at investor.drhorton.com under the Policy & Governance Documents link within the ESG section.

Retirement Age Policy

On January 25, 2007, our Board adopted a retirement policy for directors. Under the policy, directors may not stand for re-election after they have reached the age of 75. Directors serving on the Board on January 25, 2007, which include Mr. Anderson, Mr. Buchanan and Mr. Hewatt, are exempt from this policy. In fiscal 2021, the Board waived this retirement age policy for Ms. Allen in the interest of promoting and maintaining gender leadership and gender and tenure diversity on our Board of Directors and its Committees.

Majority Vote Standard and Resignation Policy

The D.R. Horton Bylaws require that to be elected, a director nominee must receive a majority of the votes cast with respect to such nominee in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). In a contested election, where the number of nominees exceeds the number of directors to be elected (which is not the case for the 2022 Annual Meeting), the directors will be elected by a plurality of the shares present in person or by proxy and entitled to vote on the election of directors. Under the Corporate Governance Principles of the Company, any director who is not elected is required to tender his or her resignation to the Chairman of the Board within a reasonable time following certification of the vote. The Nominating and Governance Committee, which is composed of only independent directors, will consider the resignation offer and make a recommendation to the Board as to whether to accept or reject the resignation offer or whether other action should be taken. The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the election results. Thereafter, the Board will promptly publicly disclose in a report filed with the Securities and Exchange Commission (“SEC”) its decision regarding the director’s resignation offer (including the reason(s) for rejecting the resignation offer, if applicable).

Procedures for Nominating or Recommending for Nomination Candidates for Director

Our Bylaws provide, outside of the proxy access process, that any stockholder may make nominations for the election of directors if notice of such nominations is delivered to the principal executive offices of D.R. Horton not later than the close of business on the 90th calendar day or earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is changed by more than 30 calendar days from the anniversary date of the preceding year’s meeting, for notice by the stockholder to be timely, it must be so delivered not earlier than the close of business on the 120th calendar day prior to such meeting and not later than the close of business on the later of the 90th calendar day prior to such meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is made. Such public disclosure is defined to mean a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or a document publicly filed by the Company with the SEC pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the notice must include information specified in our Bylaws, including information concerning the nominee, the stockholder and the beneficial owner, as the case may be. Because no such nominations have been made in accordance with our Bylaws, only the nominations of the Board of Directors may be voted for at the 2022 Annual Meeting.

The Board of Directors has adopted proxy access, which allows a stockholder or group of up to 20 stockholders owning in the aggregate 3% or more of D.R. Horton’s outstanding shares continuously for at least three years to nominate and include in the proxy materials director nominees constituting up to 20% of the number of directors in office, provided the stockholder(s) and nominee(s) satisfy the requirements in our Bylaws. In order for a stockholder or group of stockholders to nominate a director candidate to be included in D.R. Horton’s proxy materials, notice of such nomination must be delivered to the principal executive offices of D.R. Horton not later than the close of business on the 120th calendar day or earlier than the close of business on the 150th calendar day prior to the first anniversary of the date that the definitive proxy statement was first released to stockholders in connection with the preceding year’s annual meeting, and the nomination must otherwise comply with our Bylaws. However, in the event that the date of the annual meeting is changed by more than 30 calendar days from the anniversary date of the preceding year’s annual meeting, for notice by the stockholder to be timely, it must be so delivered not earlier than the close of business on the 150th calendar day prior to such meeting and not later than the close of business on the later of the 120th calendar day prior to such meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is made.

In addition, the Nominating and Governance Committee has adopted a policy permitting stockholders to recommend candidates for director for consideration by the committee. The Nominating and Governance Committee will consider candidates recommended by stockholders on the same basis as candidates identified through other means. Stockholders wishing to recommend candidates for election must give notice to the Nominating and Governance Committee by following the same deadlines for notice to submit a nomination outlined in our Bylaws and described above. Each notice must set forth the same information required by our Bylaws to submit a nomination. All recommended candidates shall, at a minimum, possess the characteristics for directors discussed above. The Nominating and Governance Committee may request additional information to assist in the evaluation of the candidacy of such person.

Director Independence

Our Board of Directors is composed of a majority of independent directors in accordance with the NYSE Rules. Our Board made the independence determination of its members based on the “Independence Standards” discussed below.

Our Board has adopted a set of “Independence Standards,” consistent with the NYSE Rules, to aid it in determining whether a member of the Board is independent under the NYSE Rules. In accordance with these Independence Standards, a director must not have a direct or indirect material relationship with the Company or its management, other than as a director. The Independence Standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company, its management or its independent auditor.

The Independence Standards include the following:
•A director who is an employee or whose immediate family member is an executive officer of D.R. Horton is not independent until three years after the end of such employment relationship.
•A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from D.R. Horton, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 per year in compensation. Compensation received by an immediate family member for service as a non-executive employee or non-member of senior management of D.R. Horton will not be considered in determining independence under this test.
•A director is not independent if (i) the director or an immediate family member is a current partner of D.R. Horton’s external audit firm, (ii) the director is a current employee of such firm, (iii) the director’s immediate family member is a current employee of such firm and personally works on D.R. Horton’s audit, or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on D.R. Horton’s audit within that time.

•A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of D.R. Horton’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or employment relationship.
•A director who is an executive officer or an employee or whose immediate family member is an executive officer of a company that makes payments to or receives payments from D.R. Horton for property or services in an amount that in any single fiscal year exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.
•If a director serves as an executive officer, director or trustee of a charitable or educational organization and D.R. Horton’s contributions to the organization are less than $500,000, then the relationship will not be considered to be a material relationship that would impair a director’s independence.

For purposes of these Independence Standards, an “immediate family member” includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

Audit Committee Independence, Financial Literacy and Audit Committee Financial Expert

In addition to being independent based on the Independence Standards, the NYSE Rules require that each member of an audit committee satisfy additional independence and financial literacy requirements and at least one of these members must satisfy the additional requirement of having accounting or related financial management expertise. This additional requirement can be satisfied by the Board determining that at least one Audit Committee member is an “audit committee financial expert” within the meaning of the SEC Rules. Accordingly, the Corporate Governance Principles contain a set of standards that relate to audit committee independence, financial literacy and audit committee accounting and financial management expertise. Generally, the additional independence standard provides that (i) a member of the Audit Committee is prohibited from receiving any direct or indirect compensation or fee from the Company, its subsidiaries or its affiliates, other than in his or her capacity as a member of the Audit Committee, the Board or any other committee of the Board, and (ii) he or she may not be an affiliated person of the Company or any of its subsidiaries. Generally, the financial literacy standard provides that the Board, in its business judgment, shall determine if each member is financially literate, taking into account factors such as the member’s education, experience and ability to read and understand financial statements of public companies.

Audit Committee Financial Expert Attributes: Also, audit committee financial experts must have five additional attributes, which are (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities, (iv) an understanding of internal control over financial reporting and (v) an understanding of audit committee functions. Altogether, attributes (i) through (v) are referred to as the “Financial Expert Attributes.” The audit committee Financial Expert Attributes are set forth in the Corporate Governance Principles.

Compensation Committee Independence

In addition to being independent based on the Independence Standards, the NYSE Rules require that each member of a compensation committee satisfy additional independence requirements. The NYSE Rules require that the Board consider all factors specifically relevant to determining whether a director has a relationship to the Company that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the Company to such director and (ii) whether such director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

Board Determinations

Independence and Financial Literacy: Based on the independence and financial literacy standards discussed above, the Board has determined that Barbara K. Allen, Brad S. Anderson, Michael R. Buchanan, Benjamin S. Carson, Sr., Michael W. Hewatt and Maribess L. Miller are (i) independent for purposes of serving as independent members of the Board of Directors and the Nominating and Governance Committees, (ii) independent for purposes of serving as independent members on the Audit Committee and the Compensation Committee and (iii) financially literate for purposes of serving on the Audit Committee.

Audit Committee Financial Experts: Based on the Audit Committee Financial Expert Attributes discussed above, the Board has determined that Mr. Hewatt, Ms. Miller and Mr. Buchanan each have the Financial Expert Attributes to qualify as Audit Committee Financial Experts.

The Board also determined that Mr. Horton, a director nominee, is not independent because he is an executive officer.

Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers

In accordance with SEC Rules, the Audit Committee and the Board have adopted the Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers. The Board believes that these individuals must set an exemplary standard of conduct for D.R. Horton, particularly in the areas of accounting, internal accounting control, auditing and finance. The ethics code sets forth ethical standards the designated officers must adhere to and other aspects of accounting, auditing and financial compliance. Information relating to any amendment to or waiver of a provision of the Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers will be, if required, disclosed on our website within four business days of such amendment or waiver. This Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers has been posted to our website at investor.drhorton.com under the Policy & Governance Documents link within the ESG section.

Corporate Code of Business Conduct and Ethics

The Board of Directors has adopted a Corporate Code of Business Conduct and Ethics ("Corporate Code of Conduct") for employees and directors of D.R. Horton in accordance with the NYSE Rules. The Board adopted the Corporate Code of Conduct to provide guidance to the Board and management in areas of ethical business conduct and risk and to provide guidance to employees and directors by helping them recognize and deal with ethical issues including, but not limited to, (i) conflicts of interest, (ii) corporate opportunities, (iii) confidentiality, (iv) fair dealing, (v) protection of corporate assets, (vi) compliance with rules and regulations, including insider trading of securities, and (vii) confidential reporting of unethical behavior and hotline telephone numbers. The Corporate Code of Conduct is reviewed at least annually to determine the need for any updates or revisions. The Corporate Code of Business Conduct and Ethics has been posted to our website at investor.drhorton.com under the Policy & Governance Documents link within the ESG section.

Complaint Procedures For Accounting, Internal Control, Auditing and Financial Matters

In accordance with SEC Rules, the Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal control, auditing or financial matters (collectively, “Accounting Matters”) and (ii) the confidential, anonymous submission by employees of concerns regarding questionable Accounting Matters. The Audit Committee oversees treatment of complaints and concerns in this area. The Complaint Procedures For Accounting, Internal Control, Auditing and Financial Matters have been posted to our website at investor.drhorton.com under the Policy & Governance Documents link within the ESG section.

Executive Sessions of the Board of Directors

In accordance with the NYSE Rules, the non-employee members of the Board of Directors hold regularly scheduled executive sessions of these independent directors. Maribess L. Miller, Chair of the Nominating and Governance Committee and Presiding Director, presides at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors. During fiscal 2021, the non-employee directors met four times in executive session, without members of management present.

Communications with the Board of Directors and Stockholder Engagement

Stockholders and others who wish to contact any member of our Board may send their correspondence to the Chair of the Nominating and Governance Committee, who also serves as the Presiding Director. Send communications to: Presiding Director c/o Thomas B. Montaño, Vice President, Corporate Compliance Officer and Corporate Secretary, D.R. Horton, Inc., 1341 Horton Circle, Arlington, Texas 76011 or email at tbmontano@drhorton.com. Communications will be promptly forwarded to such Board member(s) or the Presiding Director, as applicable. The Presiding Director is available for consultation and direct communications with large shareholders and reports these and all other communications to the Board on a quarterly basis. Further information may be obtained through our website at investor.drhorton.com under the Policy & Governance Documents link within the ESG section.

Our executive management and investor relations team actively engage in communications throughout the year with stockholders of all ownership levels. Generally, these communications involve participating in investor presentations and question and answer sessions, meeting with investors and stockholders one-on-one and in small groups and responding to investor and stockholder letters, emails and telephone calls. Management’s discussions with stockholders and the investment community address numerous aspects of our business and matters of importance or concern to our stockholders. When investors or stockholders ask our management team to share an observation, question or comment with our Board, they do, so that the Board can then consider the matter as part of its governance responsibilities. Stockholders and others who wish to contact our Investor Relations team may send communications to Jessica Hansen, Vice President of Investor Relations, D.R. Horton, Inc., 1341 Horton Circle, Arlington, Texas 76011 or email at: InvestorRelations@drhorton.com.

Board Leadership Structure, Board’s Role in Risk Oversight and Board and Committee Meetings

Board Leadership Structure

Our Board of Directors operates under the leadership of our executive Chairman of the Board and founder, Donald R. Horton. Mr. Horton has been executive Chairman of the Board of the Company and its predecessor companies since 1978. We have had a separate Chairman of the Board and CEO since 1998. We believe the separation of these positions is appropriate at this time as it allows our executive Chairman to focus on overall strategy and vision while leading the Board in overseeing key risk areas related to the Company. We further believe that Mr. Horton’s extensive experience in the homebuilding industry enables him to provide valuable insight and leadership to both the Board and the Company. Mr. Horton’s role as an executive officer also benefits the Board and the Company as he works with key officers of the Company to implement the Board’s strategies and oversight functions on a daily basis.

Our Nominating and Governance Committee, which is composed of three independent directors, oversees our corporate governance, and we utilize a number of measures that collectively provide for our effective corporate governance. Overall, the Board is composed of six independent directors and one management director. Our independent directors meet regularly throughout the year in executive session to encourage open communication and discussion among the independent directors without the presence of management. The Presiding Director chairs these meetings, serves as liaison between the Chairman and the independent directors and has the authority to call meetings of the independent directors. The Board has designated four primary committees that are responsible for various duties of the Board or its Committees, as applicable. The four committees of the Board are the Nominating and Governance Committee, Audit Committee, Compensation Committee and Executive Committee. The Committees of the Board are discussed in more detail under the heading “Committees of the Board” on page 21. Each of the Committee Chairs, the Presiding Director and Chairman discuss agendas for the Board and Committees.

Board’s Role in Risk Oversight

Our Board and Board Committees have oversight responsibility of the Company's risk management. The risk management process implemented by our executive officers and key managers addresses risks related to the Company's operations, financing and liquidity needs, ESG matters, cybersecurity, financial reporting, internal control and regulatory compliance. Risk oversight is reviewed in the risk areas of the Company listed below.

Land and Lots.  Our ability to build and sell homes that meet buyer demand is heavily impacted by our ability to control, buy and develop land and lots in a cost effective manner. As a result, we use substantial financial resources to control, buy and develop land and lots. We control the amount of financial resources used in the acquisition of land and lots through a process which requires divisional, regional and corporate approval before financial resources are authorized for this purpose. Corporate approval includes review by corporate legal and accounting personnel and approval by our Chairman, CEO or executive officers. Our Chief Financial Officer and Chief Legal Officer both report to the Board regarding our process of reviewing, approving and funding land and lot acquisitions. We believe this process adequately manages the risk related to our land and lot acquisitions.

Financing and Liquidity.  Our financing and liquidity position may fluctuate due to changes in the homebuilding industry and in home sales demand. Our Board oversees financing and liquidity risk to ensure we maintain the financial resources needed to fund our homebuilding operations. At each quarterly meeting, management reviews the Company’s financial and liquidity position with the Board, which includes projected short and long-term financing and liquidity needs. To further manage risk in this area, the Board approves a limit on the amount of debt and equity that may be repurchased. Additionally, public debt or equity issuances are approved by the Board. We believe these measures provide adequate oversight of the Company's financing and liquidity risk.

ESG Matters. Key ESG matters, including environmental risks, climate change risks and human capital risks such as diversity, equity and inclusion and employee health and safety, could have an adverse impact on our company. Our Board oversees these risks via regular presentations to the Nominating and Governance Committee on these and other ESG matters by both internal and external personnel with responsibilities and expertise in ESG. The Board also supports and regularly inquires about progress in the Company’s reporting of ESG policies, metrics and related disclosures. During fiscal 2021, the Board approved policies that enhance the Company’s commitments to respect human rights and to transparency of political contributions, and the Board reviewed an enterprise-level ESG risk assessment to identify and understand specific risks within the ESG realm that could have a material impact on the Company. Key risks discussed include those pertaining to environmental law, building codes, land identification and development activities, the impacts of increased frequency and severity of extreme weather events, risks of health and safety incidents, diversity and economic risks that could arise. This risk assessment and similar exercises will be performed on a regular basis so the Board can stay abreast of both emerging and material ESG risks. We believe this provides adequate risk oversight of ESG matters affecting the Company.

Cybersecurity. Our company is largely reliant on information technology (IT), and potential IT failures and data security breaches could harm our business. IT and cybersecurity risk is managed by the IT Cyber Security Risk Officer and Chief Information Officer (CIO), and our Board oversees this risk via regular discussions with and presentations to the Audit Committee as part of Internal Audit, the CFO’s or the CIO’s materials, paired with periodic formal presentations by the CIO. The most recent formal presentation included highlights around the Company’s process to maintain IT security and discussed the mix of preventative and defensive approaches for IT Security and the formal incident response procedures in place. The Board also regularly inquires about changes, updates and potential issues in our strategy and execution of IT security risk management and has had other informal reviews with the CIO. Internal Audit also conducts cybersecurity reviews as part of its audit procedures and presents any findings to the Board on a quarterly basis. We have implemented cybersecurity training for all employees at least annually and also have an information risk insurance policy. To its knowledge, the Company has not had a significant cybersecurity breach within the last three years. We believe these measures provide adequate risk oversight of information technology and cybersecurity matters that could affect the Company.

Financial Reporting, Internal Control and Regulatory Compliance.

Audit Committee Risk Oversight.  The Audit Committee of the Board provides risk oversight with respect to financial reporting, internal control over financial reporting, internal audit and related regulatory compliance matters. Each quarter, our Audit Committee discusses with our independent auditor its review of our interim financial information and, after our fiscal year-end, discusses its audit of our annual consolidated financial statements, including our procedures on internal control over financial reporting. Also, during the fiscal year, our Audit Committee meets in private session (without the presence of management) with our independent auditor to discuss any matters related to the audit of our annual consolidated financial statements and review of our internal control over financial reporting.

Each quarter, our Audit Committee meets with our director of internal audit and reviews the results of the internal audits of the Company’s operating divisions and other matters that may affect the Company's key controls. Each year, the Audit Committee reviews and approves the internal audit plan for the forthcoming fiscal year. The internal audit plan is designed using a risk-based approach focusing on key risk areas in the Company’s homebuilding, financial services, IT and other operations. During the fiscal year, the Audit Committee meets in private session (without the presence of management) with our internal audit director.

Throughout the fiscal year, our Audit Committee invites guest speakers to give presentations on a variety of topics related to recent or anticipated changes to accounting rules and regulations, tax laws and regulations, corporate governance and financial reform rules and regulations. By staying informed, the Audit Committee is able to oversee the Company’s compliance with regulatory issues in these areas and to discuss with management any actions necessary to maintain or become compliant with such regulatory matters.

Compensation Risk Oversight. The Compensation Committee provides risk oversight with respect to compensation of the Company’s employees, including the named executive officers and other key officers, with the assistance of the Board. We regularly review the Company’s compensation policies and practices and believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

We believe we have established a short- and long-term compensation program that properly incentivizes desired performance and mitigates inappropriate risk-taking. We believe the following compensation components help us achieve this balance:

Base Salary:	We set fixed base salaries in amounts that we believe are commensurate with the level of experience, responsibility and tenure of the applicable executive. We believe that providing an appropriate base salary mitigates inappropriate risk-taking by providing a fixed and certain level of semi-monthly income.

Annual Bonus Plan:	With respect to our Chairman, CEO and Co-COOs, we provide an annual incentive bonus opportunity based on the Company's pre-tax income. Our CFO is awarded an annual discretionary bonus based on his individual performance and the performance of the Company. The final amount of these annual awards is subject to the discretion of the Compensation Committee. Their discretion can be used to reduce the payout when the Committee believes levels achieved result in an inappropriate level of annual pay when balanced with the total compensation package and taking into consideration the Company’s and the executive’s performance. We believe we mitigate risk related to the annual performance goals through our approval process with respect to the final payout of these awards.

Long-Term Bonus Plan:	With respect to our Chairman, CEO, Co-COOs and CFO, we grant a combination of equity awards in the form of performance restricted stock units and time-based restricted stock units to incentivize performance related to the Company's key operational and financial goals over a period longer than one fiscal year. We believe the long-term nature of these performance awards mitigates risk because the level of performance achieved is analyzed over a number of fiscal years (typically three), thereby allowing us to take into account any short-term or one-time events that may not be sustainable over a longer time period.

Restricted Stock Units:	We use restricted stock units as a component of long-term compensation to incent performance and to serve as a retention tool. We believe restricted stock units that vest over time are a valuable tool in promoting employee retention. We do not grant restricted stock units in coordination with the release of material non-public information. Further, we have several levels of review when restricted stock units are approved and granted, including approval by the Compensation Committee and review by corporate legal, human resources and accounting personnel to ensure the terms of the restricted stock units approved match the terms of the restricted stock units issued.

Performance Goals:	The Compensation Committee has selected operating and financial performance goals to incent performance. The performance goals tied to the annual and long-term awards are the achievement of consolidated pre-tax income, relative return on investment, relative gross profit, relative selling, general and administrative expense and relative total shareholder return. The Company has established appropriate controls around the determination of the components that define these goals and the calculations of the ultimate payouts of these awards.

Discretion and Clawback:	We mitigate compensation risk by giving the Compensation Committee sole discretion to reduce the final payout on a portion of the total compensation awarded. The Compensation Committee maintains sole discretion to reduce the final payout of the PTI Bonus. The Compensation Committee does not have the discretion to reduce awarded compensation related to time-based equity awards and performance-based equity awards, except in a clawback situation.

Our executive officers are subject to the clawback provisions of the Sarbanes-Oxley Act and any other applicable federally enacted legislation related to a clawback of executive compensation.

Hedging Company Securities:	Our directors and executive officers may not engage in pledging or hedging transactions, or other transactions designed to hedge or offset any decrease in the market value of our securities.

Board Meetings

During our fiscal year ended September 30, 2021 (“fiscal 2021”), our Board of Directors held eight meetings and acted once by written consent. Each director attended all of the Board and committee meetings for the committees on which he or she served during fiscal 2021. Executive sessions of our non-employee directors, all of whom are independent, are held regularly. The sessions are scheduled and chaired by the Chair of the Nominating and Governance Committee, who also acts as our Presiding Director. Although we do not have a policy with respect to director attendance at our annual meeting of stockholders, the 2021 Annual Meeting was attended virtually, due to COVID-19 precautions, by each of our directors serving at that time.

Committees of the Board

The Board of Directors has four committees: the Executive Committee, the Nominating and Governance Committee, the Compensation Committee and the Audit Committee. The Board of Directors has adopted governing Charters for each of the Nominating and Governance Committee, the Compensation Committee and the Audit Committee. On September 30, 2021, we recomposed each of our independent Board Committees from six members to three members for efficiency purposes. The Chairs of each of these Committees did not change.

Executive Committee

The Executive Committee, while the Board is not in session, possesses all of the powers and may carry out all of the duties of the Board of Directors in the management of the business of D.R. Horton that by state or federal law or the NYSE Rules may be delegated to it by the Board of Directors. During fiscal 2021, the Executive Committee was composed of Donald R. Horton.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Barbara K. Allen, Michael R. Buchanan and Maribess L. Miller, with Ms. Miller serving as Chair and Presiding Director. Each committee member has been determined by the Board to be independent in accordance with the NYSE Rules. During fiscal 2021, the Nominating and Governance Committee met eight times and took no action by written consent, and each member attended all of the meetings in person, by telephone conference or virtually.

The Nominating and Governance Committee’s primary purpose is to provide assistance to the Board of Directors in fulfilling its responsibility to the stockholders by:
•identifying individuals qualified to become directors consistent with criteria approved by the Board and recommending to the Board the qualified candidates for directorships to be filled by the Board or by the stockholders;
•developing and recommending to the Board a set of corporate governance principles applicable to the Company; and
•overseeing the evaluation of the Board and key management.

Environmental, Social and Governance Practices. Our Board oversees our long-term sustainability practices and our Nominating and Governance Committee oversees initiatives related to sound ESG practices. The Company's ESG practices take into account the interests of our key stakeholders, including employees, homebuyers, trade partners, our communities and shareholders. ESG practices we focus on include workforce health and safety, human capital management, diversity and inclusion, energy efficiency and the environmental impact of our homebuilding process, home affordability, business ethics and compliance and data privacy and protection. We further discuss our efforts in these areas in our "Message to Our Stockholders" on page iii.

Compensation Committee

The members of the Compensation Committee are Barbara K. Allen, Brad S. Anderson and Maribess L. Miller, with Ms. Allen serving as Chair. Each Compensation Committee member has been determined to be independent under the NYSE Rules, an “outside director” under Section 162(m) of the Code, and a “non-employee director” under Rule 16b-3 under the Exchange Act. During fiscal 2021, the Compensation Committee met nine times, and each member attended all of the meetings in person, by telephone conference or virtually.

The Charter provides that the Compensation Committee shall assist the Board of Directors in discharging its responsibility to the stockholders with respect to the Company’s compensation programs and compensation of the Company’s executive officers.

The Compensation Committee Charter also sets forth the responsibilities and duties of the committee with regard to reviewing the compensation for the CEO and other executive officers, monitoring incentive and equity-based compensation plans, preparing an annual report on executive compensation and reporting to the Board of Directors.

Audit Committee

The members of the Audit Committee are Benjamin S. Carson, Sr., Michael W. Hewatt and Maribess L. Miller, with Mr. Hewatt serving as Chair. During fiscal 2021, the Audit Committee met four times and took no action by written consent, and each member attended all of the meetings in person, by telephone conference or virtually.

As discussed under the heading “Corporate Governance Standards” on page 14 of this Proxy Statement, each member of the Audit Committee has been determined by the Board to be “independent” and “financially literate” in accordance with NYSE Rules, the SEC Rules, and the corporate governance and independence standards adopted by the Board. Also, for fiscal 2022, the Board has determined that Mr. Hewatt and Ms. Miller are “audit committee financial experts” under such rules, regulations and standards as set forth in the Company’s Corporate Governance Principles posted on our website.

The duties and responsibilities of the Audit Committee are set forth in its Charter. The Audit Committee’s primary purposes are to:
•assist the Board in fulfilling its oversight responsibilities relating to the:
◦integrity of the Company’s financial statements;
◦Company’s compliance with legal and regulatory requirements;
◦independent auditor’s qualifications and independence; and
◦performance of the Company’s internal audit function and independent auditor; and
•prepare an Audit Committee report to be included in the Company’s annual proxy statement.

Further discussion regarding the Audit Committee’s processes and procedures regarding the Company’s audited consolidated financial statements for the year ended September 30, 2021 and other matters are discussed in the Audit Committee Report on page 70 of this Proxy Statement.

Compensation of Directors

Our Board of Directors approves the annual compensation and fees paid to our non-employee directors, each of whom is listed in the “Director Compensation for Fiscal 2021” table. The Board's goal is to set non-employee director compensation at a reasonable level of cash and equity compensation. The total annual compensation of directors has varied primarily due to the timing of awarding retainer restricted stock unit awards every three years. Our Chairman, a member of executive management, does not receive any additional compensation for serving on the Board of Directors.

Director Fees Paid in Cash.  In fiscal 2021, each non-employee director received $15,000 for each Board meeting attended in person, by telephone conference or virtually, paid quarterly and not to exceed $60,000 per year. In addition, each non-employee director who served on a committee of the Board of Directors received an annual fee of $5,000 per committee, paid quarterly, and each non-employee director who served as the Chair of a committee of the Board of Directors received an additional annual fee of $2,500 per committee, paid quarterly. Beginning with the Board meeting on January 26, 2022, the non-employee director cash fees will be increased to $17,500 for each Board meeting attended, paid quarterly and not to exceed $70,000 per year. For fiscal 2022, the committee and Chair fees did not change.

Director Retainer Fees Paid in Restricted Stock Units.  In addition to the cash fees described above, our non-employee directors have received retainer fees paid in restricted stock units that vest annually in equal installments over three years. Such restricted stock units are granted every three years, with the last grant of retainer restricted stock units made in January 2019.

Restricted Stock Units.  Our non-employee directors are also granted restricted stock units on an annual basis at the time Board and the Committee grant restricted stock units to a larger pool of employees. Each of Ms. Allen, Mr. Anderson, Mr. Buchanan, Mr. Hewatt and Ms. Miller received a grant of 1,015 restricted stock units in March 2021 as reflected in the Director Compensation table that follows. These restricted stock units vest ratably over five years. In addition, when a new non-employee director joins our Board, the Board of Directors may award restricted stock units to the new non-employee director. Accordingly, Dr. Carson, as a new director in April 2021, received 2,720 restricted stock units that vest ratably over five years starting on his one-year anniversary date.

Expenses and Health Care Plan.  Each non-employee director is entitled to reimbursement for reasonable expenses relating to his or her service on the Board and any committee, including travel, meals and other related expenses. Each non-employee director is also eligible to participate in the Company's broad-based health care plan and Ms. Allen, Mr. Anderson, Mr. Buchanan and Mr. Hewatt each elected to participate in the plan in fiscal 2021.

Director Compensation for Fiscal 2021

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Option Awards	All Other Compensation	Total
Barbara K. Allen	$77,500	$84,275	—	—	$161,775
Brad S. Anderson	$75,000	$84,275	—	—	$159,275
Michael R. Buchanan	$75,000	$84,275	—	—	$159,275
Benjamin S. Carson, Sr.	$37,500	$239,278	—	—	$276,778
Michael W. Hewatt	$77,500	$84,275	—	—	$161,775
Maribess L. Miller	$77,500	$84,275	—	—	$161,775
_________________
(1)The Company pays director fees to only non-employee directors.
(2)Amounts represent fees paid in cash during fiscal 2021.
(3)For Ms. Allen, Mr. Anderson, Mr. Buchanan, Mr. Hewatt and Ms. Miller the amounts represent the grant date fair value of $83.03 per unit for the 1,015 restricted stock units granted to each non-employee director on March 17, 2021, which restricted stock units vest ratably over five years.

For Dr. Carson, the amount represents the grant date fair value of $87.97 per unit for the 2,720 restricted stock units granted to him on April 20, 2021 as a newly appointed director. This grant is in accordance with the Company's policy of awarding restricted stock awards to new directors and it vests ratably over five years.

The grant date fair value of the restricted stock units was determined in accordance with the accounting guidance for share-based payments. The Company recognizes expense for these awards over the respective vesting period.

As of September 30, 2021, each non-employee director held the following number of unvested restricted stock units:

Name	Unvested Restricted Stock Units
Barbara K. Allen	9,584
Brad S. Anderson	9,584
Michael R. Buchanan	9,584
Benjamin S. Carson, Sr.	2,720
Michael W. Hewatt	9,584
Maribess L. Miller	12,144

BENEFICIAL OWNERSHIP OF COMMON STOCK

Management

The following table shows the beneficial ownership of the common stock of D.R. Horton as of November 30, 2021 by (i) each director, (ii) each named executive officer, and (iii) all directors and executive officers as a group. Unless stated otherwise, the shares are owned directly and the named beneficial owners possess sole voting and investment power with respect to the shares set forth in the table. The address for each beneficial owner in the table below is c/o D.R. Horton, Inc., 1341 Horton Circle, Arlington, Texas 76011.

	Amount and Nature of Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class (2)
Donald R. Horton†	335,127	(3)	*
Barbara K. Allen	10,120		*
Brad S. Anderson	37,629		*
David V. Auld†	561,523	(4)	*
Michael R. Buchanan	4,470	(5)	*
Benjamin S. Carson, Sr.	—		*
Michael W. Hewatt	7,470		*
Maribess L. Miller	7,782		*
Michael J. Murray†	332,318		*
Paul J. Romanowski†	134,918	(6)	*
Bill W. Wheat†	299,695		*
All directors and executive officers as a group (11 persons)	1,731,052		0.49%
____________________________

*	Less than 1%.
†	A named executive officer.
(1)Beneficial ownership includes the following shares that the executive officers and directors could acquire by exercising stock options on or within 60 days after November 30, 2021: Mr. Auld: 60,000; Mr. Murray: 100,000; Mr. Romanowski 70,000; and Mr. Wheat: 120,000.
The beneficial ownership also includes the following restricted stock units that vest on or within 60 days after November 30, 2021: Ms. Allen: 4,000; Mr. Anderson: 4,000; Mr. Buchanan: 4,000; Mr. Hewatt 4,000 and Ms. Miller: 2,666.
For all directors and executive officers as a group, these stock options and restricted stock units represent an aggregate of 368,666 shares.
(2)The percentages are calculated based on 356,181,392 outstanding shares on November 30, 2021. For each person, separately, his or her percentage was calculated by including his or her stock options and restricted stock units set forth in note (1) in both the numerator and denominator, and for the group, the percentage was calculated by including the 368,666 stock options and restricted stock units set forth in note (1) in both the numerator and denominator.
(3)In March, April and August of 2021, Mr. Horton contributed a total of 4,853,526 shares held by him and Mrs. Horton to the Horton Family Limited Partnership II for tax and estate planning purposes. The Horton Family Limited Partnership II is managed by Horton Family GP, L.L.C., (“Horton Family General Partner”) as general partner. The two managing members of the Horton Family General Partner are the two adult sons of Mr. and Mrs. Horton, Donald Ryan Horton (“Ryan Horton”) and Douglas Reagan Horton (“Reagan Horton”). Mr. Horton and Mrs. Horton collectively own a 99.99% limited partnership interest in the Horton Family Limited Partnership II. Ryan Horton and Reagan Horton, through the Horton Family General Partner, have the power to vote and dispose of the shares held by the Horton Family Limited Partnership II.

These shares do not include (i) 1,368,005 shares held by the Martha Elizabeth Horton Trust, and (ii) 1,499,984 shares held by the Donald Ray Horton Trust. Mr. Horton disclaims any beneficial interest in these shares. These trusts were established by Mr. Horton and his wife for the benefit of their descendants. Terrill J. Horton serves as the sole trustee of these trusts. Terrill J. Horton is a retired director of the Company and brother of Donald R. Horton.
(4)These shares do not include 211,200 shares held in trusts for the benefit of Mr. Auld's adult children.
(5)These shares do not include 10,303 shares held in trust by Mr. Buchanan's wife.
(6)Paul J. Romanowski became a named executive officer of the Company on October 1, 2021 when he was promoted to the position of Executive Vice President and Co-Chief Operating Officer. Mr. Romanowski was not a named executive officer in fiscal year 2021.

Certain Other Beneficial Owners

Based on Schedule 13G filings under the Exchange Act, available as of November 30, 2021, the only known beneficial owners of more than 5% of D.R. Horton's outstanding common stock were the following.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent (4)

The Vanguard Group (1)	36,086,024	10.13%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

BlackRock, Inc. (2)	36,051,287	10.12%
55 East 52nd Street
New York, New York 10055

Horton Family and Affiliates (3)	28,705,738	8.06%
1501 Alta Drive
Fort Worth, Texas 76107

 ___________________
(1)Based solely upon information contained in the most recently filed Schedule 13G/A of The Vanguard Group, filed with the SEC on May 10, 2021. According to this Schedule 13G/A, The Vanguard Group reported the following beneficial ownership in shares of the Company's common stock: sole voting power 0 shares; shared voting power 613,790 shares; sole dispositive power 34,647,127 shares and shared dispositive power 1,438,897 shares.
(2)Based solely upon information contained in the most recently filed Schedule 13G/A of BlackRock, Inc., filed with the SEC on May 7, 2021. According to this Schedule 13G/A, BlackRock, Inc. reported the following beneficial ownership in the Company's common stock: sole voting power 32,557,974 shares, shared voting power 0 shares, sole dispositive power 36,051,287 shares and shared dispositive power 0 shares.
(3)Based upon information contained in the most recently filed Schedule 13G with the SEC on February 16, 2021 and Form 4s filed with the SEC on April 1, 2021, April 22, 2021, April 29, 2021, May 13, 2021 and August 27, 2021, the Horton Family and Affiliates, as a group, reported the following beneficial ownership in shares of the Company's common stock: (i) Horton Family Limited Partnership: sole voting power 0 shares; shared voting power 19,435,892 shares; sole dispositive power 0 shares; shared dispositive power 19,435,892 shares, (ii) Horton Family GP, L.L.C.: sole voting power 0 shares; shared voting power 24,501,693 shares; sole dispositive power 0 shares; shared dispositive power 24,501,693 shares, (iii) Donald Ryan Horton: sole voting power 4,204,045 shares; shared voting power 24,501,693 shares; sole dispositive power 4,204,045 shares; shared dispositive power 24,501,693 shares, (iv) Douglas Reagan Horton: sole voting power 3,607,534 shares; shared voting power 24,501,693 shares; sole dispositive power 3,607,534 shares; shared dispositive power 24,501,693 shares, and (v) Horton Family Limited Partnership II: sole voting power 0 shares; shared voting power 5,065,801 shares; sole dispositive power 0 shares; shared dispositive power 5,065,801 shares.
(4)The percentages are calculated based on 356,181,392 outstanding shares at November 30, 2021.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our Compensation Committee strives to design a fair and competitive compensation program for executive officers that will attract, motivate and retain highly qualified and experienced executives, reward superior performance and provide incentives that are based on the performance of the Company, with an overall emphasis on maximizing long-term stockholder value. This compensation discussion and analysis provides information regarding our compensation objectives and the relationship between executive performance and executive compensation. Our named executive officers for fiscal 2021 are:
•Donald R. Horton, Chairman of the Board
•David V. Auld, President and Chief Executive Officer
•Michael J. Murray, Executive Vice President and Co-Chief Operating Officer
•Bill W. Wheat, Executive Vice President and Chief Financial Officer

Executive Compensation Tied to Company Performance and Shareholder Returns

The compensation received by our named executive officers during fiscal 2021 reflects their contributions to the Company’s strong operating and financial performance and their efforts in strengthening our platform to provide for the long-term sustainability of our business. The performance compensation plan structure and metrics utilized in fiscal 2021 are consistent with those utilized in prior years and have been effective in tying compensation to performance which aligns the interests of our executive officers with the interests of our stockholders. The following key financial performance metrics were directly tied to our executive compensation and to stockholder returns in fiscal 2021:
•Pre-tax income of $5.4 billion, up 80% from 2020;
•Earnings of $11.41 per diluted share, up 78% from 2020;
•Homebuilding return on inventory of 37.9%, up from 24.6% in 2020;
•Return on equity of 31.6%, up from 22.1% in 2020; and
•Total shareholder return (increase in stock price plus cash dividends) was 12.1% for fiscal 2021 and 295.3% over the prior five fiscal years.

Fiscal 2021 Key Operating and Financial Results

Our D.R. Horton team, led by our executive officers, delivered outstanding operating and financial results during fiscal 2021. Our results reflect the strength of our experienced operational teams, industry-leading market share, broad geographic footprint and affordable product offerings across multiple brands. We closed 81,965 homes in fiscal 2021, completing our 20th consecutive fiscal year as the largest homebuilder in the United States. Over the prior five fiscal years, we have grown our revenues by 128% and our earnings per share by 383%, while also generating $5.9 billion of cash flows from homebuilding operations, more than doubling our book value per share, reducing our homebuilding leverage to below 20% and significantly increasing our returns on inventory and equity to greater than 30%. Key operating results and financial metrics for fiscal 2021 and the prior four fiscal years are presented on the following "Key Results Table."

Key Results Table - Key Operating and Financial Results (prior 5 fiscal years)

	As of and for the Fiscal Year Ended September 30,					% Change
Key Results	2021	2020	2019	2018	2017	2021 vs 2020	2021 vs 2017
	(in millions, except stock price, per share amounts, and homes closed)
Consolidated Balance Sheet Data
Cash and Cash Equivalents	$3,210.4	$3,018.5	$1,494.3	$1,473.1	$1,007.8	6%	219%
Total Assets	$24,015.9	$18,912.3	$15,606.6	$14,114.6	$12,184.6	27%	97%
Stockholders' Equity	$14,886.5	$11,840.0	$10,020.9	$8,984.4	$7,747.1	26%	92%
Consolidated Operating Data
Revenues	$27,774.2	$20,311.1	$17,592.9	$16,068.0	$14,091.0	37%	97%
Pre-Tax Income (PTI)	$5,356.3	$2,983.0	$2,125.3	$2,060.0	$1,602.1	80%	234%
Net Income attributable to D.R. Horton, Inc.	$4,175.8	$2,373.7	$1,618.5	$1,460.3	$1,038.4	76%	302%
Diluted Earnings per Common Share	$11.41	$6.41	$4.29	$3.81	$2.74	78%	316%
Cash provided by Operating Activities	$534.4	$1,421.6	$892.1	$545.2	$440.2	(62)%	21%
Cash Dividends Paid per Common Share	$0.80	$0.70	$0.60	$0.50	$0.40	14%	100%
Key Operating Measures
Homes Closed	81,965	65,388	56,975	51,857	45,751	25%	79%
PTI as a % of Revenues	19.3%	14.7%	12.1%	12.8%	11.4%	31%	69%
Homebuilding Return on Inventory(1)	37.9%	24.6%	18.1%	20.2%	16.6%	54%	128%
Return on Equity(2)	31.6%	22.1%	17.2%	17.6%	14.4%	43%	119%
Ratio of Homebuilding Debt to Total Capital(3)	17.8%	17.5%	17.0%	21.4%	24.0%	2%	(26)%
Stock Price and Other Data
Common Stock Price	$83.97	$75.63	$52.71	$42.18	$39.93	11%	110%
Total Market Capitalization	$29,894.7	$27,529.3	$19,420.0	$15,870.7	$14,973.2	9%	100%
Book Value per Common Share	$41.81	$32.53	$27.20	$23.88	$20.66	29%	102%

(1)Homebuilding return on inventory is calculated as homebuilding pre-tax income for the year divided by average inventory, where average inventory is the sum of ending homebuilding inventory balances for the trailing five quarters divided by five.
(2)Return on equity is calculated as net income attributable to the Company for the year divided by average stockholders' equity, where average stockholders' equity is the sum of ending stockholders' equity balances of the trailing five quarters divided by five.
(3)Homebuilding leverage ratio represents homebuilding notes payable divided by total capital (stockholders' equity plus homebuilding notes payable).

Key Results - fiscal 2021 compared to fiscal 2020. Our financial results for fiscal 2021 included the following highlights:
•Increased total revenues by 37%;
•Increased consolidated pre-tax income by 80% to $5.4 billion, with a pre-tax profit margin of 19.3%;
•Increased net income attributable to D.R. Horton by 76% to $4.2 billion or $11.41 per diluted share;
•Homebuilding return on inventory was 37.9% and return on equity was 31.6%;
•Generated $534.4 million of cash from operating activities;
•Homebuilding debt to total capital was 17.8%;
•Increased stockholders’ equity to $14.9 billion, up 26% from $11.8 billion in prior fiscal year;
•Increased book value per share to $41.81, up 29% from prior fiscal year;
•Paid cash dividends of $289.3 million or $0.80 per common share; and
•Repurchased 10.4 million shares of common stock for $874.0 million.

Executive Compensation Objectives

Our primary executive compensation objectives are to:
•achieve long-term sustainability of our business;
•align our executives' interests with our stockholders' interests with the goal of maximizing long-term stockholder value;
•award compensation that recognizes valuable short and long-term individual performance as well as the Company's overall performance; and
•motivate and retain highly qualified and experienced executives.

As a leading national homebuilding company, we employ talented and experienced executives who have delivered strong results in a competitive and challenging homebuilding market. Our executive officers have experience in both up and down cycles in the homebuilding industry, and in fiscal 2021, they delivered outstanding operating and financial results by successfully adapting to changing market conditions.

The Compensation Committee regularly evaluates the design of the executive compensation program, and believes it is appropriate. Based on our assessment, we believe using pre-tax income as a key annual performance metric appropriately incentivizes our executives to pursue actions that create sustainable stockholder value. Also, our three-year equity based performance plan that utilizes long-term relative return performance metrics appropriately aligns our executives’ interests with those of our long-term stockholders.

The Compensation Committee considers the experience of our executives to be very important in ensuring the long-term sustainability of our business. Because of the past performance of our key executives, they may encounter other professional opportunities due to the extensive experience gained during their employment with us. We believe the Company must provide an executive compensation program that continually motivates and effectively retains our executives.

In order to align our executive compensation plans to maximize stockholder value, we believe it is important to have a significant portion of executive compensation tied to attaining both short and long-term performance goals. In addition, we consider other factors when reviewing an executive's performance and compensation. These factors include the experience and expertise of the executive, significance of job function, ability to analyze and make effective decisions regarding significant business and financial objectives, effectiveness of their work as part of the executive management team and their ability to lead our employees.

The Compensation Committee has also determined that all executives should remain at-will employees with no guaranteed compensation and that incentives should only be paid when sustainable stockholder value is created. Based on the Compensation Committee’s review of trends in our industry, we believe our compensation programs are effective in retaining our executives and motivating them to deliver strong operating and financial results.

Components of Compensation

Based on the objectives discussed above, our executive compensation plans for fiscal 2021 consisted of three primary components: (i) cash, (ii) performance equity, and (iii) time-based equity (vesting subject to continued employment).

Cash Components:
•Base Salary.
•Pre-Tax Income Performance Bonus ("PTI Bonus") based on the consolidated pre-tax income of the Company for Mr. Horton, Mr. Auld and Mr. Murray.
•Performance Bonus for Mr. Wheat based on performance of his responsibilities and the Company's performance.
Performance Equity Components:
•Restricted Stock Units that are earned based on achievement of Performance Goals (achieving four performance goals over a three-year period).
•Common stock issued in settlement of any PTI Bonuses earned above the $10 million cash cap for Mr. Horton and Mr. Auld, with such shares subject to holding period through September 30, 2023.
Time-Based Equity Component:
•Restricted Stock Units earned based on continuous employment over a three or five-year period.

New Actions - Fiscal 2021 and Fiscal 2022. During fiscal 2021, the Compensation Committee reviewed the mix of cash and equity compensation payable to Mr. Horton and Mr. Auld and determined to pay a portion of the PTI Bonus in common stock of the Company. Accordingly, the Compensation Committee limited the amount of the PTI Bonus that could be paid in cash to Mr. Horton and Mr. Auld to $10 million each in fiscal 2021 and 2022.
•Mr. Horton    PTI Bonus - Cash portion capped at $10 million
•Mr. Auld    PTI Bonus - Cash portion capped at $10 million
In fiscal 2021, the portion of the PTI Bonus above $10 million was paid in shares of the Company's common stock ("PTI Bonus Stock") with such shares subject to an additional holding period through September 30, 2023 (or September 30, 2024 for the fiscal 2022 PTI Bonuses). For fiscal 2021, the number of shares issued was determined by dividing the portion of the PTI Bonus above $10 million by the Company's stock price on the date the Compensation Committee approves the award. The Compensation Committee believes the additional holding period will further motivate these executives to deliver strong long-term performance which aligns them with our stockholders.

Outline of Executive Compensation Actions

For fiscal 2021, the Compensation Committee took actions on matters related to executive compensation as outlined below. These executive compensation components are discussed in more detail in this “Compensation Discussion and Analysis” section.

Base Salaries – The Board and Compensation Committee set and paid base salaries. See the heading “Base Salaries – Named Executive Officers” on page 34.

Cash Bonuses – Cash performance bonuses based on the Company's consolidated pre-tax income were paid to Mr. Horton, Mr. Auld and Mr. Murray and a cash bonus was paid to Mr. Wheat based on performance of his responsibilities and the Company's performance. Also, as outlined above under the heading "Components of Compensation" on page 31, the amount of PTI Bonus that could be paid in cash to Mr. Horton and Mr. Auld was limited to $10 million with any portion of the PTI Bonus above $10 million paid in shares of the Company's common stock. See the headings “2021 Fiscal Year – PTI Bonus Results and Payout” on page 36 and “2021 Fiscal Year – Performance Bonus” on page 37.

Performance Restricted Stock Units – The Compensation Committee reviewed the performance goals achieved for the 2021 Performance RSUs and settled these awards in shares of common stock for our named executive officers. See the heading “2021 Performance Restricted Stock Units – Ranking Results and Vesting at September 30, 2021” on page 39. The Compensation Committee also approved and granted 2023 Performance RSUs to our named executive officers in fiscal 2021. See the heading “2021 Fiscal Year – Award of 2023 Performance Restricted Stock Units – Potential Vesting at September 30, 2023” on page 44.

Time-Based Restricted Stock Units – The Compensation Committee approved and granted time-based RSUs to our named executive officers and other key employees in fiscal 2021. See the heading “Equity Compensation: Performance and Time-Based” on page 38.

2021 Total Direct Compensation

	Percent of Compensation
Executive	Cash(1)	Equity(1)	At-Risk(2)	Not At-Risk(2)
Donald R. Horton	22%	78%	92%	8%
David V. Auld	35%	65%	95%	5%
Michael J. Murray	74%	26%	88%	12%
Bill W. Wheat	54%	46%	78%	22%

(1)    Cash compensation includes base salary and PTI Bonus paid in cash (for Mr. Horton, Mr. Auld and Mr. Murray) and performance bonus for Mr. Wheat, and equity compensation includes the portion of PTI Bonus paid in common stock for Mr. Horton and Mr. Auld and the grant date fair value of performance-based and time-based restricted stock units for all named executives.

(2)    At-risk compensation includes PTI Bonuses and performance-based equity awards and is at-risk if the performance goals or criteria are not achieved or performed. The not at-risk compensation includes base salary and time-based restricted stock units that are paid based on continued employment with the Company.
Prior to approving the components of compensation to be paid to our executive officers, including the PTI Bonuses, the Compensation Committee reviewed the key operating and financial results achieved in fiscal 2021, which included a record level of $5.4 billion in consolidated pre-tax income earned by the Company as set forth in the "Key Results Table" on page 29, and determined that the mix of cash bonus and equity bonus was appropriate based on the results achieved. (See "2021 Fiscal Year - Pre-Tax Income Performance Bonus Results and Payout" on page 36.)

Cash Compensation: Base Salaries and Performance Bonuses

Base Salaries – Named Executive Officers

Base salaries for our executive officers provide a fixed or base level of compensation. When setting base salaries for our executives, we considered the following factors:
•level of experience, responsibility and tenure;
•national scope of the Company’s operations;
•contributions to achievements of the Company’s objectives;
•amount of fixed cash compensation considered appropriate to retain the executive’s services;
•average and median base salaries of comparable executives in our peer group; and
•recommendations of our Chairman and our CEO, other than for themselves.

Base salaries for our named executive officers have remained unchanged for fiscal 2022, 2021 and 2020. The base salaries for our named executive officers are set forth in the following table:

	Base Salary
Name	2022	2021	2020
Donald R. Horton	$1,000,000	$1,000,000	$1,000,000
David V. Auld	$700,000	$700,000	$700,000
Michael J. Murray	$500,000	$500,000	$500,000
Bill W. Wheat	$500,000	$500,000	$500,000

Mr. Horton's base salary is in line with comparable positions in our peer group. The base salaries of our other named executive officers are below comparable positions within our peer group. We believe that these salaries provide a competitive level of fixed pay to incent and retain our executives.

When determining named executive officer base salaries, the Compensation Committee did not assign specific weight to the factors listed above, nor did they assign a specific ranking that base salaries should be within the peer group, nor use a percentage or ratio that the base salaries should be in relation to total compensation.

2021 Fiscal Year - Pre-Tax Income Performance Bonus

Chairman, Chief Executive Officer and Co-Chief Operating Officer.  During fiscal 2021, in furtherance of our compensation philosophy to award incentive bonuses based on performance, Mr. Horton, Mr. Auld and Mr. Murray each had the opportunity to earn a performance bonus based on the Company's pre-tax income (the "PTI Bonus") earned during the year.

“Pre-tax income” or "PTI" means consolidated income before income taxes, as publicly reported by the Company in its consolidated financial statements prepared in accordance with generally accepted accounting principles.

The PTI Bonus focuses Mr. Horton, Mr. Auld and Mr. Murray on generating and increasing pre-tax income. We believe the increases in pre-tax income we have achieved in recent years have led to an increase in our stock price which has benefited all of our long-term shareholders.

The maximum payout percentages for the PTI Bonus in fiscal 2021 is included in the table below. The Compensation Committee sets these percentages each year at the beginning of the fiscal year. The Compensation Committee has discretion to adjust the PTI Bonus downward, but not upward.

Pre-Tax Income Performance Bonus Percentages

		Maximum Bonus Potential
Name	Fiscal 2021 Performance Goal	1st Semi-Annual Period	2nd Semi-Annual Period
Donald R. Horton	Pre-Tax Income	0.60%	0.60%
David V. Auld	Pre-Tax Income	0.40%	0.40%
Michael J. Murray	Pre-Tax Income	0.15%	0.15%

The 1st semi-annual period was the six months ended March 31, 2021 (first and second quarters of fiscal 2021) and the 2nd semi-annual period was the six months ended September 30, 2021 (third and fourth quarters of fiscal 2021). The hurdle or threshold for achieving an annual incentive bonus was the attainment of pre-tax income. If no pre-tax income was attained, then no bonus would be paid under the PTI Bonus. The bonuses paid under the PTI Bonus program were paid as set forth in the tables on the next page..

The Company historically has paid its Chairman and its CEO combined approximately 1% of the Company’s pre-tax income as its primary annual incentive bonus to drive short-term and long-term performance. We believe strong short-term performance puts the Company’s in excellent position to achieve long-term performance and sustainability. Mr. Horton has the unique role of being the Company's founder and its active executive Chairman, a role he has held since 1978, when he founded the company. As such, Mr. Horton has primary authority and day-to-day responsibilities over the Company's Board of Directors and key financial and operational strategies. Mr. Auld, President and CEO of the Company since 2014, has primary day-to-day responsibilities of implementing those strategies in concert with Mr. Horton. The Company's other executive officers, region, and division presidents report directly or indirectly to Mr. Auld and Mr. Horton. We believe the Company's strong results over many years are reflective of the successful and complementary working relationship between Mr. Horton and Mr. Auld. Based on the important roles of Mr. Horton and Mr. Auld and their significant contributions to, and tenure with, the Company, the Compensation Committee has determined to award them the PTI Bonus percentages in the table above.

The PTI Bonus percentage for Mr. Murray was consistent with his maximum award opportunity in fiscal 2020 and was set based on his operational responsibilities as our Co-Chief Operating Officer in fiscal 2021 and his tenure in this role, including overseeing and working directly with our regions and divisions.

The percentages chosen for the PTI Bonuses are based on historical practices and a subjective Compensation Committee analysis, rather than any formulaic methodology. For fiscal 2021, the Compensation Committee believed that by using a percentage of pre-tax income, we would incent Mr. Horton, Mr. Auld and Mr. Murray to achieve higher levels of pre-tax income resulting in higher profitability, which aligns their interests with those of our stockholders. Because the selection of 0.6%, 0.4% and 0.15% as the maximum percentages was a subjective determination, the Compensation Committee reserved the right to use its discretion to adjust downward, but not upward, the final earned PTI Bonus amounts. The Compensation Committee did not use its discretion to adjust the bonus payouts for fiscal 2021 based on the Company's strong operating and financial results, but the Committee did place a $10 million dollar limit on the portion of PTI Bonus that could be paid in cash to Mr. Horton and Mr. Auld, with the remaining portion to be paid in shares of the Company's common stock as set forth in the tables on the next page.

2021 Fiscal Year – Pre-Tax Income Performance Bonus Results and Payout

The tables below set forth the Company's pre-tax income ("PTI") and PTI Bonuses paid in cash and stock for fiscal 2021 to Mr. Horton, Mr. Auld and Mr. Murray:

Donald R. Horton Chairman
		Maximum Bonus Percentage	Total Bonus Earned	Portion of Bonus Paid
Semi-Annual Period	PTI			Cash	Stock
1st Semi-Annual Period Ended March 31, 2021	$2,214,201,848	0.6%	$13,285,211	$6,642,533	$6,642,678
2nd Semi-Annual Period Ended September 30, 2021	$3,142,156,925	0.6%	$18,852,942	$3,357,467	$15,495,475
Annual Amount	$5,356,358,773	0.6%	$32,138,153	$10,000,000	$22,138,153

David V. Auld Chief Executive Officer
		Maximum Bonus Percentage	Total Bonus Earned	Portion of Bonus Paid
Semi-Annual Period	PTI			Cash	Stock
1st Semi-Annual Period Ended March 31, 2021	$2,214,201,848	0.4%	$8,856,807	$4,428,355	$4,428,452
2nd Semi-Annual Period Ended September 30, 2021	$3,142,156,925	0.4%	$12,568,628	$5,571,645	$6,996,983
Annual Amount	$5,356,358,773	0.4%	$21,425,435	$10,000,000	$11,425,435

Michael J. Murray Co-Chief Operating Officer
		Maximum Bonus Percentage	Total Bonus Earned	Portion of Bonus Paid
Semi-Annual Period	PTI			Cash	Stock
1st Semi-Annual Period Ended March 31, 2021	$2,214,201,848	0.15%	$3,321,303	$3,321,303	$—
2nd Semi-Annual Period Ended September 30, 2021	$3,142,156,925	0.15%	$4,713,235	$4,713,235	$—
Annual Amount	$5,356,358,773	0.15%	$8,034,538	$8,034,538	$—

For fiscal 2021, the Compensation Committee determined to limit the amount of any PTI Bonus that could be paid in cash to $10 million for Mr. Horton and Mr. Auld, respectively. Any earned portion of the PTI Bonus above $10 million was to be paid in shares of the Company's common stock ("PTI Bonus Stock") and subject to a holding period through September 30, 2023. For fiscal 2021, the Compensation Committee determined to pay 50% of the 1st Semi-Annual PTI Bonus amount in PTI Bonus Stock. The remainder of the 2nd Semi Annual PTI Bonus payment that would have placed the full-year PTI Bonus payout above the $10 million limit was then paid in PTI Bonus Stock. The number of shares was determined by dividing the applicable portion of the PTI Bonus by the Company's stock price on the date the Committee approved the applicable PTI Bonus amounts. During the holding period, Mr. Horton and Mr. Auld are permitted to make any transfers of PTI Bonus Stock for trust and estate planning purposes as long as the shares of PTI Bonus Stock stay within their respective family's beneficial ownership. The Compensation Committee believes the holding period further motivates the executives to deliver strong long-term stock performance, which we believe aligns them with the goals of our stockholders. For Mr. Horton and Mr. Auld, the above table reflects the $10 million cap or limit paid in cash and the amount paid in PTI Bonus Stock in fiscal 2021. The $10 million cash limit does not apply to Mr. Murray. In fiscal 2022, the Committee intends to use the same $10 million cash cap on PTI Bonus with any additional amount to be paid in shares of common stock.

2021 Fiscal Year – Performance Bonus

Chief Financial Officer – Mr. Wheat. During fiscal 2021, the Board of Directors and our Compensation Committee approved performance bonuses for Mr. Wheat on a semi-annual basis. For the first semi-annual period ended March 31, 2021, Mr. Wheat received a $1,000,000 bonus, and for the second semi-annual period ended September 30, 2021, he received a $2,000,000 bonus, for a total bonus of $3,000,000 in fiscal 2021.

The Compensation Committee considered the Company's financial and operating performance in fiscal 2021, including the Company's higher profitability in fiscal 2021 compared to fiscal 2020, and Mr. Wheat's contribution in his areas of responsibility across our operations. The Compensation Committee considered the review and recommendations of the Chairman and CEO in determining the amount of Mr. Wheat's performance bonus.

Mr. Wheat’s performance of his responsibilities was considered when determining the amount of his bonus. As Executive Vice President and CFO, Mr. Wheat works closely with our other executives in setting operational and financial strategies for our Company, communicating and implementing such strategies, analyzing and monitoring performance and reviewing and approving investments in land and lots.

Mr. Wheat has direct responsibility for the Company’s financial reporting which includes the Company's financial projections and forecasts, the integrity of the Company’s financial statements and disclosures, internal controls and compliance with all applicable financial reporting rules and regulations. Mr. Wheat is also responsible for providing executive management oversight of the Company’s accounting, management reporting, internal audit, finance, treasury, tax, information technology and human resources functions. Additionally, Mr. Wheat is directly involved in the Company’s investor relations and public communications processes, including interactions with investors and industry research analysts.

Equity Compensation: Performance and Time-Based

Our Compensation Committee believes that our executive compensation plans should include performance equity awards and time-based equity awards as the primary long-term components. We believe long-term equity awards align the financial interests of our executive officers with the interests of our stockholders by focusing more on the long-term performance of the Company.

Performance Equity. We grant our executive officers equity awards in the form of performance restricted stock units, which are earned by achieving four key performance goals over a three-year performance period. The primary purpose of these awards is to motivate our executives to achieve a superior level of performance for each of these performance metrics against our peer group which we believe will drive long-term value to our stockholders. In fiscal 2021, approximately 83.9% and 86.7% of the total fair value of our Chairman and CEO's equity awards consisted of performance-based restricted stock awards at the target level compared to 69.6% in the prior year.

Time-Based Equity. We grant our executive officers equity awards in the form of restricted stock units that vest over a three or five year time period based on continued employment with the Company. The primary purpose of these awards is to align the interests of our executives with those of long-term stockholders as well as to retain the services of our executive officers who have significant experience and have demonstrated superior performance in the homebuilding industry.

The Compensation Committee took the following actions regarding Performance RSUs and Time-Based RSUs in fiscal 2021:

•Performance RSUs determination. At the beginning of each fiscal year, the Compensation Committee reviews the number and value of performance restricted stock units ("Performance RSUs") to be awarded for a new three-year performance period. The Compensation Committee reviews the target number of Performance RSUs, the maximum number of Performance RSUs that could be earned and the expected value of such awards. The Compensation Committee also considers all other components of each executive's compensation. In fiscal 2021, the Compensation Committee granted the same number of Performance RSUs to its executive officers as it did in fiscal 2020. In fiscal 2021, Mr. Horton received 200,000 target Performance RSUs with a grant date value of $14,120,000, Mr. Auld received 100,000 target Performance RSUs with a grant date value of $7,060,000, Mr. Murray and Mr. Wheat each received 30,000 target Performance RSUs with a grant date value of $2,118,000.

•Time-Based RSUs determination. In fiscal 2021, the Compensation Committee reviewed the number and value of time-based restricted stock units ("Time-Based RSUs") to be awarded to its executives. In fiscal 2021, Mr. Horton received 32,085 Time-Based RSUs with a grant date value of $2,714,391, Mr. Auld received 12,835 Time-Based RSUs with a grant date value of $1,085,841, Mr. Murray and Mr. Wheat each received 11,160 Time-Based RSUs with a grant date value of $926,615. These equity awards vest ratably for Mr. Horton and Mr. Auld over three years and for Mr. Murray and Mr. Wheat vest ratably over five years. In determining the number of Time-Based RSUs to grant each year to our executives, the Compensation Committee takes into consideration the grant date value of these awards together with the grant value of the Performance RSUs.

2021 Performance Restricted Stock Units – Ranking Results and Vesting at September 30, 2021

Chairman, Chief Executive Officer, Co-Chief Operating Officer and Chief Financial Officer. In October 2021, the Compensation Committee reviewed the performance achieved on the Performance RSUs granted in November 2018 (the "2021 Performance RSUs") to each of our named executive officers. The 2021 Performance RSUs had a three-year performance period of October 1, 2018 through September 30, 2021 (the "2021 Performance Period"). The 2021 Performance RSUs vested based on achieving performance under the four performance goals (“Performance Goals”) in the table below. The number of shares earned and paid are set forth in the table under the heading "2021 Performance RSUs Final Results" on page 43.

Performance Goal	Performance Comparison	Weighting to Total Award
Relative TSR	S&P 500 Index TSR	25%
Relative ROI	Peer Group	25%
Relative SG&A	Peer Group	25%
Relative GP	Peer Group	25%

TSR:
means “total shareholder return” (stock price increases and decreases plus dividends) of the Company over the 2021 Performance Period as determined by Standard and Poor’s using the same methodology used by Standard and Poor’s in preparing the stock performance graph included each year in the Company’s Form 10-K.

ROI:	means “return on investment” which is consolidated pre-tax income or loss divided by average total assets over the 2021 Performance Period.

SG&A:	means consolidated “selling, general and administrative expense” (including corporate general and administrative expenses) as a percentage of consolidated revenues over the 2021 Performance Period.

GP:
means homebuilding segment “gross profit” defined as homebuilding revenues minus homebuilding cost of sales, including inventory and land option charges, divided by homebuilding revenues over the 2021 Performance Period.

The following tables set forth the number of Performance RSUs that would be awarded based on the final performance rankings of the Company.

2021 Performance RSUs
Donald R. Horton

TSR Portion of Award (weighted 25% of target award)			ROI, SG&A and GP Portions of Award (each weighted 25% of target award)
Company TSR Relative to S&P 500 Index TSR	Payout	Number of Performance RSUs Awarded	Performance Level Compared to Peer Group	Payout	Number of Performance RSUs Awarded

Percentage Points Below Index:			10th Place		zero
10 Percentage Points		zero	9th Place	Threshold	50,000
9 Percentage Points	Threshold	5,000	8th Place		75,000
8 Percentage Points		10,000	7th Place		100,000
7 Percentage Points		15,000	6th Place		125,000
6 Percentage Points		20,000	5th Place	Target	150,000(2)
5 Percentage Points		25,000	4th Place		187,500
4 Percentage Points		30,000	3rd Place		225,000
3 Percentage Points		35,000	2nd Place		262,500
2 Percentage Points		40,000	1st Place	Maximum	300,000
1 Percentage Point		45,000
Equal to S&P 500 Index TSR	Target	50,000(1)	(1)	Target number listed is 25% of the total target number of 200,000 and other numbers are 25% of the other possible performance adjustments from the aggregate target.
Percentage Points Above Index:
1 Percentage Point		55,000
2 Percentage Points		60,000	(2)	Target number listed is 75% of the total target number of 200,000 and other numbers are 75% of the other possible performance adjustments from the aggregate target.
3 Percentage Points		65,000
4 Percentage Points		70,000
5 Percentage Points		75,000
6 Percentage Points		80,000
7 Percentage Points		85,000
8 Percentage Points		90,000
9 Percentage Points		95,000
10 Percentage Points	Maximum	100,000

2021 Performance RSUs
David V. Auld

TSR Portion of Award (weighted 25% of target award)			ROI, SG&A and GP Portions of Award (each weighted 25% of target award)
Company TSR Relative to S&P 500 Index TSR	Payout	Number of Performance RSUs Awarded	Performance Level Compared to Peer Group	Payout	Number of Performance RSUs Awarded

Percentage Points Below Index:			10th Place		zero
10 Percentage Points		zero	9th Place	Threshold	25,000
9 Percentage Points	Threshold	2,500	8th Place		37,500
8 Percentage Points		5,000	7th Place		50,000
7 Percentage Points		7,500	6th Place		62,500
6 Percentage Points		10,000	5th Place	Target	75,000(2)
5 Percentage Points		12,500	4th Place		93,750
4 Percentage Points		15,000	3rd Place		112,500
3 Percentage Points		17,500	2nd Place		131,250
2 Percentage Points		20,000	1st Place	Maximum	150,000
1 Percentage Point		22,500
Equal to S&P 500 Index TSR	Target	25,000(1)	(1)	Target number listed is 25% of the total target number of 100,000 and other numbers are 25% of the other possible performance adjustments from the aggregate target.
Percentage Points Above Index:
1 Percentage Point		27,500
2 Percentage Points		30,000	(2)	Target number listed is 75% of the total target number of 100,000 and other numbers are 75% of the other possible performance adjustments from the aggregate target.
3 Percentage Points		32,500
4 Percentage Points		35,000
5 Percentage Points		37,500
6 Percentage Points		40,000
7 Percentage Points		42,500
8 Percentage Points		45,000
9 Percentage Points		47,500
10 Percentage Points	Maximum	50,000

2021 Performance RSUs
Michael J. Murray and Bill W. Wheat

TSR Portion of Award (weighted 25% of target award)			ROI, SG&A and GP Portions of Award (each weighted 25% of target award)
Company TSR Relative to S&P 500 Index TSR	Payout	Number of Performance RSUs Awarded	Performance Level Compared to Peer Group	Payout	Number of Performance RSUs Awarded

Percentage Points Below Index:			10th Place		zero
10 Percentage Points		zero	9th Place	Threshold	7,500
9 Percentage Points	Threshold	750	8th Place		11,250
8 Percentage Points		1,500	7th Place		15,000
7 Percentage Points		2,250	6th Place		18,750
6 Percentage Points		3,000	5th Place	Target	22,500(2)
5 Percentage Points		3,750	4th Place		28,125
4 Percentage Points		4,500	3rd Place		33,750
3 Percentage Points		5,250	2nd Place		39,375
2 Percentage Points		6,000	1st Place	Maximum	45,000
1 Percentage Point		6,750
Equal to S&P 500 Index TSR	Target	7,500(1)	(1)	Target number listed is 25% of the total target number of 30,000 and other numbers are 25% of the other possible performance adjustments from the aggregate target.
Percentage Points Above Index:
1 Percentage Point		8,250
2 Percentage Points		9,000	(2)	Target number listed is 75% of the total target number of 30,000 and other numbers are 75% of the other possible performance adjustments from the aggregate target.
3 Percentage Points		9,750
4 Percentage Points		10,500
5 Percentage Points		11,250
6 Percentage Points		12,000
7 Percentage Points		12,750
8 Percentage Points		13,500
9 Percentage Points		14,250
10 Percentage Points	Maximum	15,000

As set forth in the tables above, the target number of 2021 Performance RSUs could have been increased to a maximum of 400,000 for Mr. Horton, 200,000 for Mr. Auld, 60,000 for Mr. Murray and 60,000 for Mr. Wheat upon maximum achievement of each of the four Performance Goals and decreased to a minimum of zero for each executive in the event of below threshold achievement of each of the four Performance Goals. For the 2021 Performance RSUs, the Company’s peer group consisted of the following publicly-traded homebuilding companies: KB Home, Lennar, M.D.C. Holdings, Meritage Homes, NVR, PulteGroup, Taylor Morrison, Toll Brothers, and Tri Pointe Homes. Each 2021 Performance RSU represented the contingent right to receive one share of common stock if vesting was satisfied. The 2021 Performance RSUs had no rights to dividends or voting prior to vesting and payout in common stock.

Vesting of the 2021 Performance RSUs with respect to the TSR Performance Goal was determined after the 2021 Performance Period based on a comparison of the Company’s TSR to the S&P 500 Index’s TSR as computed by Standard and Poor’s using their TSR methodology. Vesting of the 2021 Performance RSUs with respect to the ROI, SG&A and GP Performance Goals was determined after the 2021 Performance Period based on the relative ranking of the Company’s performance on each Performance Goal to each peer group company’s performance on each Performance Goal.

The hurdle or threshold for earning or vesting in any portion of the 2021 Performance RSUs with respect to the TSR goal was to perform better than nine percentage points below the S&P 500 Index. The hurdle or threshold for earning or vesting in any portion of the 2021 Performance RSUs with respect to the ROI, SG&A and GP Performance Goals was to rank ninth place or better.

The following tables set forth the final relative rankings for the TSR, ROI, SG&A and GP performance goals with respect to the 2021 Performance RSUs:

2021 Performance RSUs
Final Relative Rankings

	Relative Total Shareholder Return
Company / Index Name	9/30/2018	9/30/2021
D.R. Horton, Inc.	100	206.46*
S&P 500 Index	100	156.07
___________________

*	Final performance goal ranking attained by the Company on the TSR performance goal was 50.39 points above the S&P 500 Index for the three-year period ending September 30, 2021, as reflected in the table above.

	ROI, SG&A and GP Rankings

Performance Goal	10th Place	9th Place	8th Place	7th Place	6th Place	5th Place	4th Place	3rd Place		2nd Place		1st Place
Relative ROI	17.90%	22.35%	25.23%	30.22%	36.46%	38.34%	42.00%	45.74%		58.76%	*	79.14%
Relative SG&A	13.95%	12.51%	11.75%	11.62%	10.98%	10.81%	10.71%	10.20%		9.80%	*	6.68%
Relative GP	17.28%	19.29%	19.69%	20.73%	21.30%	22.02%	22.04%	22.75%	*	22.77%		24.13%
 ___________________

*	Final performance goal ranking attained by the Company: 2nd place on ROI, 2nd place on SG&A and 3rd place on GP.

2021 Performance RSUs
Final Results

The final payout was based on the three-year performance period ended September 30, 2021.

Final Company Performance Rankings	Donald R. Horton				David V. Auld				Michael J. Murray and Bill W. Wheat
	Target Number of RSUs Awarded		Number of RSUs Earned		Target Number of RSUs Awarded		Number of RSUs Earned		Target Number of RSUs Awarded		Number of RSUs Earned
TSR = 10+ Points Above	50,000	Units	100,000	Units	25,000	Units	50,000	Units	7,500	Units	15,000	Units
ROI = 2nd Place	50,000	Units	87,500	Units	25,000	Units	43,750	Units	7,500	Units	13,125	Units
SG&A = 2nd Place	50,000	Units	87,500	Units	25,000	Units	43,750	Units	7,500	Units	13,125	Units
GP = 3rd Place	50,000	Units	75,000	Units	25,000	Units	37,500	Units	7,500	Units	11,250	Units
	200,000	Units	350,000	Units	100,000	Units	175,000	Units	30,000	Units	52,500	Units

After reviewing rankings for the 2021 Performance RSUs, on October 27, 2021, the Compensation Committee approved the issuance of 350,000, 175,000, 52,500 and 52,500 shares of common stock to Mr. Horton, Mr. Auld, Mr. Murray and Mr. Wheat, respectively, which reflected a final payout of 175% of target for these awards.

2021 Fiscal Year – Award of 2023 Performance Restricted Stock Units – Potential Vesting at September 30, 2023

Chairman, Chief Executive Officer, Co-Chief Operating Officer and Chief Financial Officer. Under our long-term incentive program, each of our named executive officers have the opportunity to earn incentive awards based on performance over a period longer than one year. By awarding a portion of compensation over a longer time period, the interests of these executives are aligned with the interests of our stockholders.

In the first quarter of fiscal 2021, the Compensation Committee awarded a target number of performance restricted stock units (the “2023 Performance RSUs”) to Mr. Horton, Mr. Auld, Mr. Murray and Mr. Wheat as follows:

Name	Target Number of 2023 Performance RSUs
Donald R. Horton	200,000
David V. Auld	100,000
Michael J. Murray	30,000
Bill W. Wheat	30,000

The 2023 Performance RSUs include the same four performance goals of relative TSR, relative ROI, relative SG&A and relative GP, and will vest, if at all, based on the final performance rankings after the completion of the performance period, which is the three-year period of October 1, 2020 through September 30, 2023 (the “2023 Performance Period”). The four performance goals, weightings and potential payout numbers for each award are the same as those set forth on page 39 and are discussed in the tables and discussion on pages 40 through 42. Likewise, the Company's peer group for the 2023 Performance RSUs consists of the publicly-traded homebuilding companies listed on page 48.

The Compensation Committee continued to use the relative TSR performance goal because TSR takes into account changes in our stock price plus dividends paid compared to the S&P 500 Index. By comparing our TSR to the S&P 500 Index, we have a goal that incents our executives to achieve a return for our stockholders that is better than the return achieved by a broad-based index of companies. We believe the three performance goals of relative ROI, relative SG&A and relative GP continue to reflect important internal operating metrics. ROI incents our executives to achieve operating profitability relative to our total assets, which measures our efficiency at using our assets to generate pre-tax income. SG&A incents our executives to control selling, general and administrative expenses. GP incents our executives to maximize our sales prices and control sales incentives and the cost of land, labor, materials and products used in building our homes.

In fiscal 2021, when determining the target number of 2023 Performance RSUs to award, the Compensation Committee reviewed the estimated annual compensation expense for these awards in relation to the Company’s consolidated revenue, pre-tax income and other operating results. The Compensation Committee chose to further incent these executive officers by potentially increasing the target up to the maximum (which remains two times the target amount) in the event that maximum performance is achieved on the four Performance Goals. When the 2023 Performance RSUs were granted, the target and maximum amounts were subjective determinations and not based on any formulaic method or benchmark. Additional information on the grant date fair value of the 2023 Performance RSUs is set forth in the “Summary Compensation Table” on page 50 and the “Grants of Plan-Based Awards” table on page 52.

Retirement Benefits

Our executive officers do not participate in any qualified defined benefit plans, but they do participate in the retirement plans described below. We believe that it is important to offer these retirement plans to our executive officers as part of a competitive long-term compensation program that encourages saving for retirement and that promotes long-term retention.

Profit Sharing Plus Plan (“401(k) plan”).  Our executive officers participate in our Company-wide 401(k) plan. Under this plan, executive officers, like all other eligible employees, may contribute 1% to 75% of their earnings, on a pre-tax basis, into the 401(k) plan. For 2021, the maximum amount that could be contributed was $19,500 ($26,000 for participants 50 years or older). The Company makes a matching contribution to the participant’s account in an amount of $0.50 for each $1.00 contributed by the participant up to 6% of his or her salary. The matching contributions made by the Company on behalf of the executive officers for each applicable year are included in the “All Other Compensation” column in the “Summary Compensation Table” on page 50.

Deferred Compensation Plan.  The Company also maintains the Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan is a nonqualified deferred compensation plan maintained primarily to provide deferred compensation benefits in excess of IRS contribution limits for a select group of “management or highly compensated employees” as defined by the Employee Retirement Income Security Act of 1974, as amended. The Deferred Compensation Plan was adopted and approved by the Compensation Committee and ratified by the Board of Directors.

SERP 2.  The Company also maintains the Supplemental Executive Retirement Plan 2 (“SERP 2”), a nonqualified plan, to permit eligible participants, which include our executive officers, region presidents, division presidents and other key employees, to accrue supplemental Company benefits payable upon retirement, separation of service, death or disability. The SERP 2 provides that if the executive is employed by the Company on the last day of the fiscal year, the Company will establish a liability to such executive equal to 10% of his or her annual base salary as of the first day of such fiscal year. This liability will accrue earnings in future years at a rate established by the administrative committee for the SERP 2. Amounts payable under the SERP 2 are not secured or held in trust and the plan participants’ rights to enforce payment are the same as a general unsecured creditor.

In connection with our risk oversight related to the retention and compensation of our named executive officers, the Compensation Committee has determined that an appropriate compensation package should include a reasonable amount of fixed compensation for both short and longer term compensation. In this regard, in fiscal 2021, the Compensation Committee reviewed the amounts listed in the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the “Summary Compensation Table” on page 50. For the Company, these amounts represent the above-market portion of earnings on outstanding SERP 2 balances for the named executive officers. As part of this analysis, we reviewed the data related to the dollar amounts disclosed in the same column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Tables for each of the CEOs or principal executive officers of each company in our peer group from their most recently filed proxy statements. For fiscal 2021, the amount for our Chairman was $469,139 and the amount for our CEO was $221,620. We believe the amounts accrued for above-market earnings on SERP 2 balances are reasonable when compared to our peer group and reasonable relative to the total compensation packages offered to our named executive officers. Also, we considered other factors such as the Company does not provide our named executive officers with employment agreements or severance agreements or other forms of guaranteed retirement benefits other than the 401(k) matching contribution discussed above. As a result, our SERP 2 program serves as a useful and reasonable fixed compensation component of our overall compensation package.

Other Compensation and Stock Matters

Stock Ownership Guidelines. Historically, our Executive Officers have maintained significant ownership of our common stock. See "Beneficial Ownership of Common Stock" on pages 25 through 26. Our Board has adopted Stock Ownership Guidelines for Directors and Executive Officers, which are available on our website at investor.drhorton.com under the Policy & Governance Documents link within the ESG section. Our stock ownership guidelines provide that no later than 5 years after the later of adoption of the guidelines or the date of election as a new director or appointment as an executive officer, such person shall maintain ownership of our common stock with a value equal to a multiple of (i) for directors, the annual cash board fee, and (ii) for executive officers, their annual base salary.

The multiples are as follows:
•Executive Chairman of the Board, 5x
•Chief Executive Officer, 4x
•Co-Chief Operating Officers and Chief Financial Officer, 3x
•Other Executive Officers, 2x
•Non-Employee Directors, 3x

If after 4 years, the Nominating and Governance Committee determines a participant is not likely to satisfy the ownership requirements within the 5-year time frame, the Nominating and Governance Committee may require the participant to retain and hold 25% of the net shares received by the participant after taxes as compensation or fees from the Company until the ownership guidelines are satisfied.

As of November 30, 2021, each of our executive officers and non-employee directors satisfied the stock ownership requirements, or was within the applicable five-year compliance window, as set forth in the Company's Stock Ownership Guidelines.

Double Trigger Acceleration of Vesting in Change in Control. The Compensation Committee provided that all grants of time-based equity awards to our executive officers beginning in fiscal 2020 must contain a provision in such award agreements that allows for the acceleration of vesting in the event of a change in control only if there occurs, both (i) a "change in control" and (ii) any deferred termination event (a "double trigger" vesting event). The double trigger vesting provides that unvested time-based equity awards will vest if there is: (1) a change in control and (2) within 24 months after the change in control either (a) the Company or the acquirer terminates the executive officer without cause or (b) the executive officer terminates his or her employment with the Company or the acquirer for good reason.

Delinquent Section 16(a) Reports

Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons holding more than 10% of our common stock to report to the SEC initial ownership of our common stock and any subsequent changes. The SEC has set filing dates for reporting these changes and we are required to disclosure any filings that are not timely. Based on our review of forms filed with the SEC we believe that all required Section 16(a) reports were filed timely during fiscal 2021, except that, due to a severe weather and ice conditions that occurred in north Texas during mid-February 2021, which caused electricity outages and limited travel and access to our corporate office, each of Barbara K. Allen, Brad S. Anderson, Michael R. Buchanan, and Michael W. Hewatt had one Section 16(a) report that was not filed timely in February 2021, and each of Michael J. Murray, Bill W. Wheat and Aron M. Odom had two Section 16(a) reports that were not filed timely in February 2021. In addition, in November 2020, one Section 16(a) report was not filed timely for Brad S. Anderson, and in November 2021, one Section 16(a) report was not filed timely for Maribess L. Miller.

Advisory Vote and Process for Determining Compensation

2021 Advisory Vote on Executive Compensation

At our last Annual Meeting of Stockholders held on January 20, 2021, our stockholders voted in favor of a resolution to approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in our Proxy Statement for the Company’s 2021 Annual Meeting of Stockholders. Approximately 80% of votes cast voted in favor of the advisory vote on executive compensation. The Compensation Committee evaluated the results of the 2021 advisory vote, which indicates strong support for our compensation philosophy.

Authority and Role of Compensation Committee

Our Compensation Committee evaluates performance, approves compensation for our Chairman and our CEO and makes compensation recommendations to the Board with respect to other named executive officers. The Compensation Committee also administers our equity program, which includes awards under our 2006 Stock Incentive Plan and our officer bonus plans. Our Compensation Committee has the authority to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee comprised of at least two members and, in certain other circumstances, to any other committee of directors of the Company. The duties of the Compensation Committee are summarized under the heading “Compensation Committee” on page 22 and are more fully set forth in the Compensation Committee Charter.

Role of Chairman and Chief Executive Officer

Our Chairman and our CEO review and discuss salary and bonus compensation of our other named executive officers and our Chairman makes recommendations to the Compensation Committee regarding the compensation of our executive officers, other than for himself. The Compensation Committee considers these recommendations when making its recommendations to the Board. At the request of the Compensation Committee, our Chairman also provides a recommendation concerning the annual base salary and incentive bonus for our CEO.

Review of Compensation

We review the compensation of our executive officers on a regular basis. Our Compensation Committee met in each quarter of fiscal 2021. In addition, the Compensation Committee had discussions with management during the year regarding these matters. During fiscal 2021, the Committee engaged Meridian Compensation Partners to provide additional compensation data regarding other publicly-traded companies. The Committee reviewed the compensation of executives of publicly-traded companies, including our homebuilding peer group and other public companies within a range of our market capitalization and industrial classification code.

Use of Compensation Peer Group Data

As discussed above under “Review of Compensation”, the Compensation Committee engaged Meridian Compensation Partners to provide a comprehensive review of our executive compensation program as compared to the Peer Group described below and to provide general insight on other Fortune 500 companies compensation practices (focusing on companies with similar revenue and market capitalization to us). Although the Compensation Committee believes it important and will continue to consider general market compensation practices for companies of a similar size, at this time and primarily due to the extremely competitive nature of the home building industry, the Compensation Committee believes using the below described Peer Group as its primary compensation peer group is the best comparison set. Our Board of Directors and Compensation Committee believe providing a competitive pay program is important and a key factor to recruiting, developing and retaining our leadership team and a fundamental reason for the success and performance of our company.

The Compensation Committee utilizes compensation data from our Peer Group of publicly-traded homebuilding companies to analyze compensation decisions relative to our Peer Group. However, the Compensation Committee does not attempt to position compensation at any specified level or ranking within our Peer Group. In fiscal 2021, the peer group compensation data was compiled by the Compensation Committee Chair and the Company’s Corporate Counsel and Secretary using information contained in executive compensation discussions and tables in publicly filed proxy statements. When determining peer group averages, rankings and medians, we include our Company and each company in our Peer Group in the rankings and computations. Our Compensation Committee considers factors such as market capitalization, competition in our markets and mergers, acquisitions and consolidations when determining our peer group. Our Peer Group for fiscal 2021 remained unchanged from fiscal 2020 and consisted of the following publicly-traded homebuilding companies that had market capitalizations ranging from approximately $2.3 billion to $28.7 billion at September 30, 2021. Our market capitalization on that date was $29.9 billion.

Peer Group
KB Home	PulteGroup, Inc.
Lennar Corporation	Taylor Morrison Home Corporation
M.D.C. Holdings, Inc.	Toll Brothers, Inc.
Meritage Homes Corporation	Tri Pointe Homes, Inc.
NVR, Inc.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on our review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Annual Report on Form 10-K of D.R. Horton, Inc. for the fiscal year ended September 30, 2021 filed with the Securities and Exchange Commission.

COMPENSATION COMMITTEE:
Barbara K. Allen, Committee Chair
Brad S. Anderson
Maribess L. Miller

The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates the Compensation Committee Report by reference therein.

Executive Compensation Tables

The following tables present the compensation we paid or awarded to our Chairman, Chief Executive Officer, Co-Chief Operating Officer and Chief Financial Officer during our fiscal years ended September 30, 2021, 2020 and 2019.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compen- sation (3)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings (4)	All Other Compen- sation (5)	Total
Donald R. Horton	2021	$1,000,000	—	$16,834,391	$32,138,153	$469,139	$112,186	$50,553,869
Chairman of the Board	2020	$1,000,000	—	$13,150,697	$17,897,631	$376,156	$112,036	$32,536,520
	2019	$1,000,000	—	$10,470,392	$12,751,735	$277,824	$111,886	$24,611,837

David V. Auld	2021	$700,000	—	$8,145,841	$21,425,435	$221,620	$78,700	$30,571,596
President and Chief Executive Officer	2020	$700,000	—	$6,311,004	$11,931,754	$176,014	$78,550	$19,197,322
	2019	$700,000	—	$4,943,502	$8,501,156	$128,573	$78,400	$14,351,631

Michael J. Murray	2021	$500,000	—	$3,044,615	$8,034,538	$87,047	$58,700	$11,724,900
Executive Vice President and Co-Chief Operating Officer	2020	$500,000	—	$2,461,329	$4,474,408	$67,472	$58,550	$7,561,759
	2019	$500,000	—	$2,129,926	$3,187,934	$47,861	$58,400	$5,924,121

Bill W. Wheat	2021	$500,000	$3,000,000	$3,044,615	—	$128,098	$58,700	$6,731,413
Executive Vice President and Chief Financial Officer	2020	$500,000	$2,000,000	$2,461,329	—	$101,033	$58,550	$5,120,912
	2019	$500,000	$1,750,000	$2,129,926	—	$73,197	$58,400	$4,511,523
 ___________________
(1)The amounts listed represent performance cash bonuses paid to Mr. Wheat.
(2)For fiscal 2021, the amounts include the grant date fair value of both the time-vesting RSUs and the target number of 2023 Performance RSUs granted in fiscal 2021. The grant date fair value is determined in accordance with accounting guidance for share-based payments. If the maximum number of 2023 Performance RSUs was used rather than the target number, the total grant date fair value of the awards would be $30,954,391 for Mr. Horton, $15,205,841 for Mr. Auld and $5,162,615 for each of Mr. Murray and Mr. Wheat. The grant date fair values for the 2023 Performance RSUs and the time-vesting RSUs are set forth in footnotes 2 and 3 to the “Grants of Plan-Based Awards” table on page 52. Additional information regarding the assumptions underlying these calculations is available in Note K to the Company’s consolidated financial statements filed with the Company’s Form 10-K for the fiscal year ended September 30, 2021.
For fiscal 2020, the amounts include the grant date fair value of both the time-vesting RSUs and the target number of 2022 Performance RSUs granted in fiscal 2020. The grant date fair value is determined in accordance with accounting guidance for share-based payments. If the maximum number of 2022 Performance RSUs was used rather than the target number, the total grant date fair value of the awards would be $23,658,697 for Mr. Horton, $11,565,004 for Mr. Auld and $4,037,529 for each of Mr. Murray and Mr. Wheat.
For fiscal 2019, the amounts include the grant date fair value of both the time-vesting RSUs of and the target number of 2021 Performance RSUs granted in fiscal 2019. The grant date fair value is determined in accordance with accounting guidance for share-based payments. If the maximum number of 2021 Performance RSUs was used rather than the target number, the total grant date fair value of the awards would be $18,020,392 for Mr. Horton, $8,718,502 for Mr. Auld and $3,262,426 for each of Mr. Murray and Mr. Wheat.

(3)Amounts reflect the performance bonuses earned under the Company's PTI Bonus.
Mr. Horton. For fiscal 2021, the Compensation Committee limited the amount of the PTI Bonus that could be paid in cash to $10 million. Therefore, $10 million was paid in cash and $22,138,153 was paid by issuing shares of the Company's common stock and is subject to an additional holding period through September 30, 2023. Additional information on the PTI Bonus is discussed under the heading “2021 Fiscal Year — PTI Bonus Results and Payout” on page 36.
Mr. Auld. For fiscal 2021, the Compensation Committee limited the amount of the PTI Bonus that could be paid in cash to $10 million. Therefore, $10 million was paid in cash and $11,425,435 was paid by issuing shares of the Company's common stock and is subject to an additional holding period. through September 30, 2023. Additional information on the PTI Bonus is discussed under the heading “2021 Fiscal Year — PTI Bonus Results and Payout” on page 36.
Additional information on the annual incentive bonus is discussed under the heading “2021 Fiscal Year — PTI Bonus Results and Payout” on page 36.
(4)Amounts reflect the above-market portion of earnings on each executive officer’s outstanding balance under the SERP 2. This amount is further discussed under the heading “SERP 2” on page 45.
(5)For fiscal 2021, the amounts under “All Other Compensation” include the following components:
(a)Credits made by the Company of $100,000, $70,000, $50,000 and $50,000 to the respective accounts of Mr. Horton, Mr. Auld, Mr. Murray and Mr. Wheat under the SERP 2 plan.
(b)Matching contributions of $8,700 to the respective accounts of Mr. Horton, Mr. Auld, Mr. Murray and Mr. Wheat under the D.R. Horton 401(k) plan.
(c)The participant’s portion of group health plan premiums of $3,486 paid by the Company for the benefit of Mr. Horton.

Grants of Plan-Based Awards in Fiscal 2021

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Securities Underlying Stock Awards (3)	Grant Date Fair Value of Stock and Option Awards ($)(2)(3)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum

Donald R. Horton	11/3/2020	—	—	$32,138,153	—	—	—	—	—
	11/3/2020	—	—	—	55,000	200,000	400,000	—	$14,120,000
	3/17/2021	—	—	—	—	—	—	32,085	$2,714,391
David V. Auld	11/3/2020	—	—	$21,425,435	—	—	—	—	—
	11/3/2020	—	—	—	27,500	100,000	200,000	—	$7,060,000
	3/17/2021	—	—	—	—	—	—	12,835	$1,085,841
Michael J. Murray	11/3/2020	—	—	$8,034,538	—	—	—	—	—
	11/3/2020	—	—	—	8,250	30,000	60,000	—	$2,118,000
	3/17/2021	—	—	—	—	—	—	11,160	$926,615
Bill W. Wheat	11/3/2020	—	—	—	8,250	30,000	60,000	—	$2,118,000
	3/17/2021	—	—	—	—	—	—	11,160	$926,615
___________________
(1)Represents the performance bonuses paid under the PTI Bonus program. Additional information related to the award is discussed under the heading “2021 Fiscal Year – PTI Bonus Results and Payout” on page 36.
(2)Mr. Horton, Mr. Auld, Mr. Murray and Mr. Wheat were awarded a target amount of 200,000, 100,000, 30,000 and 30,000 2023 Performance RSUs, respectively. The threshold, target and maximum amounts reflect the number of 2023 Performance RSUs each executive could earn based on the level of performance attained on four performance goals ranked against our peer group or the S&P 500 Index, as applicable, at the end of the three-year performance period.
The grant date fair value of the 2023 Performance RSUs is $70.60 per unit and was determined in accordance with accounting guidance for share-based payments. These 2023 Performance RSUs are discussed under the heading “2021 Fiscal Year – Award of 2023 Performance Restricted Stock Units – Potential Vesting at September 30, 2023” on page 44 and the related grant date fair value of $14,120,000 for Mr. Horton, $7,060,000 for Mr. Auld and $2,118,000 for each of Mr. Murray and Mr. Wheat is reflected in the “Stock Awards” column in the “Summary Compensation Table” on page 50.
(3)On March 17, 2021, Mr. Horton, Mr. Auld, Mr. Murray and Mr. Wheat were awarded 32,085, 12,835, 11,160 and 11,160 time-vesting RSUs, respectively. The RSUs for Mr. Horton and Mr. Auld vest in three equal annual installments on each anniversary of the grant date. The RSUs for Mr. Murray and Mr. Wheat vest annually in five equal installments on each anniversary of the grant date.
The grant date fair value of the March 17, 2021 RSUs vesting in three years is $84.60 per unit and $83.03 per unit for the RSUs vesting in five years. The grant date fair values were determined in accordance with accounting guidance for share-based payments. The values of $2,714,391 for Mr. Horton, $1,085,841 for Mr. Auld and $926,615 for each of Mr. Murray and Mr. Wheat are included in the “Stock Awards” column in the “Summary Compensation Table” on page 50.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information about outstanding equity awards at September 30, 2021.

	Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Shares of Stock That Have Not Vested

Donald R. Horton	3/17/2021	—	—	—	32,085	(2)	—		$2,694,177	(2)
	11/3/2020	—	—	—	—		400,000	(3)	$33,588,000	(3)
	3/12/2020	—	—	—	44,781	(2)	—		$3,760,261	(2)
	11/6/2019	—	—	—	—		400,000	(4)	$33,588,000	(4)
	11/26/2018	—	—	—	25,044	(2)	—		$2,102,945	(2)
David V. Auld(1)	3/17/2021	—	—	—	12,835	(2)	—		$1,077,755	(2)
	11/3/2020	—	—	—	—		200,000	(3)	$16,794,000	(3)
	3/12/2020	—	—	—	18,973	(2)	—		$1,593,163	(2)
	11/6/2019	—	—	—	—		200,000	(4)	$16,794,000	(4)
	11/26/2018	—	—	—	11,283	(2)	—		$947,434	(2)
	3/6/2014	60,000	$23.86	3/6/2024	—		—		—
Michael J. Murray(1)	3/17/2021	—	—	—	11,160	(2)	—		$937,105	(2)
	11/3/2020	—	—	—	—		60,000	(3)	$5,038,200	(3)
	3/12/2020	—	—	—	19,796	(2)	—		$1,662,270	(2)
	11/6/2019	—	—	—	—		60,000	(4)	$5,038,200	(4)
	11/26/2018	—	—	—	17,790	(2)	—		$1,493,826	(2)
	3/7/2018	—	—	—	9,200	(2)	—		$772,524	(2)
	2/14/2017	—	—	—	5,930	(2)	—		$497,942	(2)
	3/6/2014	60,000	$23.86	3/6/2024	—		—		—
	3/5/2013	40,000	$23.80	3/5/2023	—		—		—
Bill W. Wheat(1)	3/17/2021	—	—	—	11,160	(2)	—		$937,105	(2)
	11/3/2020	—	—	—	—		60,000	(3)	$5,038,200	(3)
	3/12/2020	—	—	—	19,796	(2)	—		$1,662,270	(2)
	11/6/2019	—	—	—	—		60,000	(4)	$5,038,200	(4)
	11/26/2018	—	—	—	17,790	(2)	—		$1,493,826	(2)
	3/7/2018	—	—	—	9,200	(2)	—		$772,524	(2)
	2/14/2017	—	—	—	5,930	(2)	—		$497,942	(2)
	3/6/2014	60,000	$23.86	3/6/2024	—		—		—
	3/5/2013	60,000	$23.80	3/5/2023	—		—		—
 ___________________
(1)All stock options vested annually in five equal installments from the grant date and have a ten-year term.
(2)Represents the time-vesting RSUs granted to our named executive officers. The value of the time-vesting RSUs is based on the closing price of our common stock on September 30, 2021 of $83.97. Mr. Horton's and Mr. Auld's awards vest in three equal annual installments on each of the first three anniversaries of the grant date. Mr. Murray and Mr. Wheat's awards vest in five equal annual installments on each of the first five anniversaries of the grant date.
(3)Represents the potential maximum number of 2023 Performance RSUs awarded. The target number of 2023 Performance RSUs is 200,000 for Mr. Horton, 100,000 for Mr. Auld and 30,000 for each Mr. Murray and Mr. Wheat. These 2023 Performance RSUs are described under “2021 Fiscal Year — Award of 2023 Performance Restricted Stock Units — Potential Vesting at September 30, 2023” on page 44, and vest subject to attainment of applicable performance criteria following completion of a three-year performance period on September 30, 2023. The value of the 2023 Performance RSUs is based on the closing price of our common stock on September 30, 2021 of $83.97.

(4)Represents the potential maximum number of 2022 Performance RSUs awarded. The target number of 2022 Performance RSUs is 200,000 for Mr. Horton, 100,000 for Mr. Auld and 30,000 for each Mr. Murray and Mr. Wheat. These 2022 Performance RSUs vest subject to attainment of applicable performance criteria following completion of a three-year performance period on September 30, 2022. The value of the 2022 Performance RSUs is based on the closing price of our common stock on September 30, 2021 of $83.97.

Option Exercises and Stock Vested

The following table shows information about option exercises and stock vested during our fiscal year ended September 30, 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Donald R. Horton	600,000	$43,332,000	424,556	$31,326,455
David V. Auld	132,000	$10,614,360	204,770	$15,083,531
Michael J. Murray	—	—	80,489	$6,066,513
Bill W. Wheat	30,000	$2,834,400	41,323	$3,164,335
__________________
(1)Amounts represent the difference in the aggregate market value and the aggregate exercise price of the shares on the date of exercise.
(2)Value reflects the closing stock price on the applicable vesting date multiplied by the number of shares that vested.

Nonqualified Deferred Compensation Plans

D.R. Horton has established the following nonqualified deferred compensation plans:

Deferred Compensation Plan.  The Deferred Compensation Plan permits participants, including D.R. Horton’s executive officers and directors, to voluntarily defer receipt of up to 100% of bonus or director fee compensation and up to 90% of base salary. The participants earn a rate of return on their deferred amounts based on their selection from a variety of independently managed funds. The Company does not provide a guaranteed rate of return on these deferred amounts. The rate of return realized depends on the participant’s fund selections and market performance of these funds. Pursuant to his or her annual election, a participant’s Deferred Compensation Plan benefit will be paid, or commence to be paid, upon separation from service or on a fixed date. Specified employees, as defined in Code Section 409A, generally cannot be paid until six months after separation from service (or, if earlier, upon a change in control). Payment may also be made upon death, disability or an unforeseeable emergency. The participants, at their election, may choose to have the deferred amounts paid out through scheduled in-service distributions (in a lump sum or annual installments of between two and five years) or following the later of termination of employment, director service or attaining the age of 62. Amounts payable under the plan are not secured or held in trust, and the plan participants’ rights to enforce payment are the same as a general unsecured creditor. However, upon a change in control (as defined in the Deferred Compensation Plan), all plan benefits will be fully funded through an irrevocable grantor trust (also known as a “Rabbi trust”). The Deferred Compensation Plan was adopted and approved by the Compensation Committee and ratified by the Board of Directors.

SERP 2.  Under the Company's SERP 2 plan, the Company credits an amount to each participant’s account each year. Pursuant to the SERP 2, if the executive is employed by the Company on the last day of a fiscal year, then the Company will establish a liability to such executive equal to 10% of his or her annual base salary as of the first day of such fiscal year. This liability will accrue earnings in future years at a rate established by the administrative committee for the SERP 2. Amounts payable under the SERP 2 are not secured or held in trust, and the plan participants’ rights to enforce payment are the same as a general unsecured creditor. Amounts deferred under the SERP 2 are payable within 60 days following the retirement or termination of employment of the participant, the death or disability of the participant or a change in control of the Company. Provided however, specified employees, as defined in Code Section 409A, generally cannot be paid until six months after separation from service (or, if earlier, upon a change in control). The form of distribution may be in a lump sum, or in quarterly installments over a period not to exceed five years, as elected by the participant.

The following table shows, for each named executive officer, aggregate contributions, earnings and withdrawals/distributions during fiscal 2021 and outstanding balances as of September 30, 2021 under both of our nonqualified deferred compensation plans.

Nonqualified Deferred Compensation

	Contributions in Fiscal 2021		Aggregate Earnings in Fiscal 2021			Aggregate Balance at September 30, 2021
Name	Executive Contributions to Deferred Cash Compensation	Company Contributions to SERP 2 (1)	Deferred Cash Compensation (2)	SERP 2 (3)	Aggregate Withdrawals/Distributions in Fiscal 2021 (4)	Deferred Cash Compensation	SERP 2
Donald R. Horton	—	$100,000	$1,926,434	$539,072	—	$12,174,621	$5,831,801
David V. Auld	—	$70,000	—	$254,656	—	—	$2,777,685
Michael J. Murray	—	$50,000	$24,991	$100,023	—	$102,946	$1,113,519
Bill W. Wheat	—	$50,000	—	$147,193	—	—	$1,615,061
 ___________________
(1)Represents the amount of unfunded, unsecured liabilities credited by the Company on behalf of each participant in fiscal 2021 under the SERP 2. Such amount is also included in the “All Other Compensation” column of the “Summary Compensation Table” on page 50.
(2)Represents the net amount of earnings resulting from the performance of a variety of independently managed funds available to and selected by each participant under the Deferred Compensation Plan. These amounts are not included in the “Summary Compensation Table” on page 50 because such amount was not preferential or above-market.
(3)Represents the amount of earnings related to the SERP 2. The rate is determined by the SERP 2 plan administrative committee and is typically 10% per annum. The portion of earnings considered above-market are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table” on page 50. The above-market portion of earnings for each of the above individuals for fiscal 2021 was: Mr. Horton: $469,139; Mr. Auld: $221,620; Mr. Murray: $87,047; and Mr. Wheat: $128,098.
(4)Represents aggregate withdrawals/distributions by each participant under both the Deferred Compensation Plan and SERP 2.

Potential Payments Upon Termination or Change in Control

None of our named executive officers has employment or change in control agreements with us specifically providing for payments upon involuntary termination of their employment. However, certain of our benefit and incentive plans contain various provisions regarding termination of employment or change in control. Any additional severance payments would be at the discretion of the Compensation Committee and determined at the time of termination. The following is a summary of the treatment of benefits under our benefit plans for various types of terminations, including upon a change in control.

Generally, our benefit plans define “cause” as a violation of the standards of employee conduct set forth in our employee manual and “change in control” as the occurrence of any of the following events:
(i) Our merger, consolidation or reorganization into another entity if our stockholders immediately before such transaction do not, immediately after such transaction, own more than 50% of the combined voting power of the outstanding voting securities resulting from such transaction and in substantially the same proportion as their stock ownership prior to the transaction;
(ii) We sell all or substantially all of our assets to another entity or we completely liquidate or dissolve;
(iii) A person (as defined by Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) becomes the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the combined voting power of the then outstanding voting securities (except that the threshold for amounts deposited under our SERP 2 plan on or after January 1, 2005 is 50% or 35% acquired in a single transaction or series of transactions in any 12-month period); or
(iv) During any two-year period, a majority of the members of the Board is replaced by members of the Board who are not nominated and approved by the Board.

2018 Incentive Bonus Plan

Our D.R. Horton, Inc. 2018 Incentive Bonus Plan, under which our PTI Bonus program is administered, provides that the Compensation Committee, in its sole discretion may determine the effect of a participant’s termination of employment, death or disability prior to the payment of an award. In the event of a change in control of the Company, plan participants will become entitled to an amount equal to (i) the award the participant would have earned for the relevant performance period, assuming continued achievement of the relevant performance goals at the rate achieved as of the end of the calendar month immediately prior to the calendar month in which the change in control occurs, multiplied by (ii) a fraction, the numerator of which is the number of days in the applicable performance period which have elapsed as of the change in control, and the denominator of which is the number of days in the performance period. Such earned bonuses are payable within 15 days following such change in control and may not be subject to any downward discretion.

2006 Stock Incentive Plan

Our D.R. Horton 2006 Stock Incentive Plan allows or provides for accelerated vesting of all outstanding unvested restricted stock units and options granted under the plan in the event of a change in control of the Company or in the event of a participant’s death, disability or retirement at the retirement age specified in the plan and the participant or his or her beneficiary, as applicable, will be entitled to exercise such options for a period of one year in the event of retirement or two years in the event of death or disability. In the event the participant’s employment is terminated by the Company without cause or by the participant voluntarily, the participant will be entitled to exercise any options vested as of the date of termination for a period of three months following such termination. If the participant is terminated by the Company for cause, all options will immediately terminate and the participant will forfeit all vested options. As noted above, our Compensation Committee has adopted double trigger equity acceleration for time-vesting RSUs granted to our executive officers commencing with grants made in fiscal 2020.

Amended and Restated Supplemental Executive Retirement Plan No. 2 ("SERP 2")

Under the SERP 2, all amounts deferred will be paid (either in lump sum or in quarterly installments as elected by the participant) within 60 days following the date of the participant’s retirement or termination of employment, disability, death or change in control of the Company; provided, however, “specified employees,” as such term is defined in Section 409A of the Internal Revenue Code, must generally wait six months following termination of employment before payments accrued on or after January 1, 2005 can be made. In the event the Company terminates a participant for cause, all benefits under the SERP 2 will be forfeited and no payments will be made to the participant. In the event of a change in control, all amounts deferred will be paid (in accordance with the participant’s election) within 60 days following the date of the change in control.

Notwithstanding the foregoing, a participant’s election as to form of payment (lump sum or installment) must have been made at least 12 months prior to distribution. If a termination event occurs and no election has been made, the distributions of pre-2005 accruals will be made on the first day of the 13th month following the date of election, and the distribution of post-2004 accruals will be made in a lump sum upon termination of employment (or six months later for specified employees).

Table – Potential Payments Upon Termination or Change in Control

The following table reflects amounts of compensation to be paid to each of the named executive officers in the event of termination of employment or change in control. Because neither the Company nor any of its plans provides for additional benefits related to a change in control termination, if such a termination is triggered, the payments would be as set forth under the applicable column under Termination of Employment, unless the Compensation Committee determined to award additional severance amounts.

The amounts in the table assume a termination date of September 30, 2021, the last day of our fiscal year, and, if applicable, are based on the closing price of our common stock of $83.97 on September 30, 2021. Because Mr. Horton and Mr. Auld had reached the normal retirement age (65 years old) before September 30, 2021, we included amounts payable upon retirement only for them. These amounts are estimates of payments to executives upon termination of employment or a change in control. Actual amounts can only be determined at the time of such executive’s actual separation from the Company or change in control. Factors that could affect these amounts include the timing during the year of any such event, the company’s stock price and the executive’s age. Amounts to be provided to an executive under arrangements that do not discriminate in scope, terms or operation in favor of our executive officers and are available to all salaried employees are not included in the following table in accordance with SEC regulations.

In addition to the amounts set forth below, each of the named executive officers would be entitled to receive, upon certain termination events or a change in control, a distribution of his or her outstanding balance of compensation earned and reported in prior years and deferred, at the executive officer’s option, under our Deferred Compensation Plan. The balances of such accounts as of September 30, 2021 are set forth and explained in the “Nonqualified Deferred Compensation” table on page 55.

The table reflects compensation that would have been paid based on the listed events if such events had occurred on September 30, 2021.

Potential Payments Upon Termination or Change in Control

		Termination of Employment
Name	Payments and Benefits	Voluntary ($)	Normal Retirement ($)(5)	Without Cause ($)	With Cause ($)	Death or Disability ($)	Change in Control ($)
Donald R. Horton	PTI Bonus: (1)
	Cash and Stock	18,852,942	18,852,942	18,852,942	—	18,852,942	18,852,942
	2022 Performance RSUs (2)	11,195,972	11,195,972	11,195,972	—	11,195,972	11,195,972
	2023 Performance RSUs (3)	5,598,028	5,598,028	5,598,028	—	5,598,028	5,598,028
	Vesting of Equity Awards:
	Time-Vesting Restricted Stock Units (4)	—	8,557,383	—	—	8,557,383	2,102,945
	Payments of SERP 2 Contributions	5,831,801	5,831,801	5,831,801	—	5,831,801	5,831,801
	Total	41,478,743	50,036,126	41,478,743	—	50,036,126	43,581,688
David V. Auld	PTI Bonus: (1)
	Cash and Stock	12,568,628	12,568,628	12,568,628	—	12,568,628	12,568,628
	2022 Performance RSUs (2)	5,598,028	5,598,028	5,598,028	—	5,598,028	5,598,028
	2023 Performance RSUs (3)	2,798,972	2,798,972	2,798,972	—	2,798,972	2,798,972
	Vesting of Equity Awards:
	Time-Vesting Restricted Stock Units (4)	—	3,618,351	—	—	3,618,351	947,434
	Payments of SERP 2 Contributions	2,777,685	2,777,685	2,777,685	—	2,777,685	2,777,685
	Total	23,743,313	27,361,664	23,743,313	—	27,361,664	24,690,747
Michael J. Murray	PTI Bonus: (1)
	Cash	4,713,235	—	4,713,235	—	4,713,235	4,713,235
	2022 Performance RSUs (2)	1,679,400	—	1,679,400	—	1,679,400	1,679,400
	2023 Performance RSUs (3)	839,700	—	839,700	—	839,700	839,700
	Vesting of Equity Awards:
	Time-Vesting Restricted Stock Units (4)	—	—	—	—	5,363,668	2,764,292
	Payments of SERP 2 Contributions	1,113,519	—	1,113,519	—	1,113,519	1,113,519
	Total	8,345,854	—	8,345,854	—	13,709,522	11,110,146
Bill W. Wheat	2022 Performance RSUs (2)	1,679,400	—	1,679,400	—	1,679,400	1,679,400
	2023 Performance RSUs (3)	839,700	—	839,700	—	839,700	839,700
	Vesting of Equity Awards:
	Time-Vesting Restricted Stock Units (4)	—	—	—	—	5,363,668	2,764,292
	Payments of SERP 2 Contributions	1,615,061	—	1,615,061	—	1,615,061	1,615,061
	Total	4,134,161	—	4,134,161	—	9,497,829	6,898,453

(1)This amount represents the portion of the PTI bonus earned for the six months ended September 30, 2021, and is included in the "Non-Equity Incentive Plan Compensation" column in the "Summary Compensation Table" on page 50. These amounts have been earned and paid as discussed on page 36.
(2)Mr. Horton, Mr. Auld, Mr. Murray and Mr. Wheat were awarded a target number of 200,000, 100,000, 30,000 and 30,000 2022 Performance RSUs, respectively, for the performance period of October 1, 2019 through September 30, 2022. Pro-rata vesting may occur based on the number of months served from October 1, 2019 in the event of voluntary termination, normal retirement or without cause termination after completion of the performance period. With respect to death or disability, the 2022 Performance RSUs vest pro-rata based on time passed. Upon a change in control, the Committee may accelerate vesting of part or all of the 2022 Performance RSUs. With respect to an event of voluntary termination, normal retirement, without cause termination, death, disability or a change in control, the 2022 Performance RSUs are valued at $83.97 per unit, the closing price of our stock on September 30, 2021. The value in the table reflects pro-rata vesting (two of three years completed) based on time passed as if an event of voluntary termination, normal retirement, without cause termination, death, disability or a change in control had occurred on September 30, 2021.
(3)Mr. Horton, Mr. Auld, Mr. Murray and Mr. Wheat were awarded a target number of 200,000, 100,000, 30,000 and 30,000 2023 Performance RSUs, respectively, for the performance period of October 1, 2020 through September 30, 2023. Pro-rata vesting may occur based on the number of months served from October 1, 2020 in the event of voluntary termination, normal retirement or without cause termination after completion of the performance period. With respect to death or disability, the 2023 Performance RSUs vest pro-rata based on time passed. Upon a change in control, the Committee may accelerate vesting of part or all of the 2023 Performance RSUs. With respect to an event of voluntary termination, normal retirement, without cause termination, death, disability or a change in control, the 2023 Performance RSUs are valued at $83.97 per unit, the closing price of our stock on September 30, 2021. The value in the table reflects pro-rata vesting (one of three years completed) based on time passed as if an event of voluntary termination, normal retirement, without cause termination, death, disability or a change in control had occurred on September 30, 2021. The 2023 Performance RSUs are discussed in more detail under the heading “2021 Fiscal Year – Award of 2023 Performance Restricted Stock Units – Potential Vesting at September 30, 2023” on page 44.
(4)For Mr. Horton, Mr. Auld, Mr. Murray and Mr. Wheat, the time-vesting RSU amounts represent each officer's unvested portion of RSUs, as shown in the "Number of Shares or Units of Stock That Have Not Vested" column of the "Outstanding Equity Awards at Fiscal Year-End" table on page 53, valued at $83.97 per unit, the closing price of our stock on September 30, 2021. The value in the table reflects accelerated vesting if an event of voluntary termination, normal retirement, termination without cause, death or disability, or change in control had occurred on September 30, 2021. Accelerated vesting in a Change of Control does not apply to time-vesting RSUs granted in March 2021 and March 2020 due to a double-trigger provision requirement for all time-vesting awards in or after fiscal 2020. Additional information on the time-vesting RSUs granted in fiscal 2021 is set forth in footnote 3 to the “Grants of Plan-Based Awards” table on page 52.
(5)Because Mr. Horton and Mr. Auld had reached the normal retirement age (65 years old) under our applicable plans on September 30, 2021, we included amounts under the “Normal Retirement” column only for them.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the total annual compensation of our median compensated employee and the total annual compensation of Mr. Auld, our President and Chief Executive Officer.

To identify the median compensated employee, we used the following methodology:
•We used September 30, 2021 as the date to determine the median employee. At that date, we had approximately 11,698 employees consisting of full-time, part-time and temporary employees. Other than our CEO, all employees as of such date were included in our population.
•To identify the median employee from our employee population, we obtained a listing of total compensation paid to each employee during fiscal 2021. For this purpose, total compensation included salary or wages, as applicable, commissions, bonuses, equity awards that vested or were exercised during the year, and any other cash compensation. Such amounts were obtained from our payroll records. We annualized the salaries and wages of our full and part-time employees who were not employed for the entire fiscal year. The above-described compensation measure was consistently applied to all employees. As we had an even number of employees, the methodology resulted in the identification of two median employees. We selected the employee whom we believed had annual total compensation that was more representative of our general compensation practices.

Once we identified our median employee, we calculated the employee's total annual compensation using the same methodology used to calculate the total compensation of our CEO in the "Summary Compensation Table" on page 50. In addition to the amounts required to be reported as compensation in the Summary Compensation Table, we included the dollar value of employer paid non-discriminatory health insurance benefits in the total annual compensation of our median employee and of our CEO to better reflect our employee compensation practices.

For the fiscal year ended September 30, 2021:
•The total compensation of our median employee was $107,880.
•The total compensation of our CEO was $30,592,304.

Accordingly, for fiscal 2021, the ratio of the total compensation of Mr. Auld, our CEO, to the total compensation of the median compensation of all employees (excluding Mr. Auld), was 284 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, our pay ratio disclosure may not be comparable to the pay ratio disclosures reported by other companies.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We have a Related Party Transaction Policy to govern the Company's practices related to reviewing and approving Related Party Transactions. Our Related Party Transaction Policy is available on our website at investor.drhorton.com under the Policy & Governance Documents link within the ESG section. The SEC requires the Company to disclose Related Party Transactions in its proxy statement.

Related Party Transactions and Related Parties. Our Related Party Transaction Policy provides that Related Party Transactions will be reviewed for consideration of approval or ratification by our Nominating and Governance Committee of the Board ("Governance Committee"), which is composed of independent directors of the Board. If a member of the Nominating and Governance Committee has an interest in a Related Party Transaction, he or she will abstain in voting on such transaction. Related Party Transactions occur when any Related Party has a direct or indirect material interest in a transaction with the Company exceeding $120,000. A Related Party includes:
•any of our Directors or Executive Officers;
•any 5% or more beneficial stockholder of the Company;
•any immediate family member of such persons; and
•any entity controlled by such persons.

“Immediate family member” means a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer, nominee for director or beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director or beneficial owner. A Related Party also includes anyone who was a director (or director nominee), executive officer, or immediate family member of the forgoing at any time since the beginning of the Company's last fiscal year.

Procedures for Review of Related Party Transactions. All Related Party Transactions subject to the Related Party Transaction Policy will be reviewed in accordance with the Related Party Transaction Policy to determine if approval or ratification is appropriate.

•Notification to the Company. A Related Party shall inform a designated compliance person of any potential Related Party Transaction.

•Information Regarding the Related Party Transaction. A designated compliance person shall be provided the following information:
•The Related Party’s relationship to the Company and such person’s interest in the Related Party Transaction;
•The approximate dollar value of the Related Party Transaction;
•The material terms of the Related Party Transaction; and
•The benefits to the Company of the Related Party Transaction.

Determination of Related Party Transaction and Submission to the Governance Committee. A designated compliance person shall determine if the proposed transaction is a Related Party Transaction under the Related Party Transaction Policy. If it is, the Related Party Transaction shall be submitted to the Governance Committee for review and consideration of approval or ratification as set forth in the Related Party Transaction Policy.

Governance Committee Considerations. The applicable compliance person will submit potential Related Party Transactions to the Governance Committee for approval or ratification. Our Governance Committee shall take into consideration the following items:
•Whether the Company and the Governance Committee reasonably believe the Related Party Transaction is in the best interest of the Company and its stockholders at the time of review, taking into account the facts and circumstances of the Related Party Transaction;
•Whether the Company has business reasons to enter into the Related Party Transaction; and
•Applicable requirements under the rules, regulations, listing standards or statues of the SEC, NYSE and Delaware General Corporation Law Section 144.

Approval or Disapproval of Related Party Transactions. A Related Party Transaction requires an approval or ratification by a majority vote of disinterested members of the Governance Committee (or Board, if applicable) where a quorum is present or by unanimous written consent of the Governance Committee, if applicable. If the Related Party Transaction is approved or ratified by the Governance Committee, the Company may proceed in accordance with the Related Party Transaction’s terms, conditions, schedule and practices. If the approved or ratified Related Party Transaction involves one or more phases or installments, a series of transactional steps or if it is of an ongoing nature, no further approval is required for each subsequent phase or installment, series of transactional steps or ongoing dealings, provided that the terms or conditions have not materially changed from those previously approved by the Governance Committee. If the terms or conditions impacting a Related Party Transaction have materially changed, the Governance Committee shall review the new material changes to the terms or conditions for approval or ratification.

If a Related Party Transaction is entered into by the Company without any prior review or approval required by the Related Party Transaction Policy, the transaction shall not be deemed to violate the Related Party Transaction Policy or be deemed to be void, invalid or unenforceable, provided that, such Related Party Transaction is submitted to the Nominating and Governance Committee for review as promptly as reasonably practicable after it is entered into or after it becomes reasonably apparent that such transaction is covered by this Policy. The Governance Committee may consider all alternatives including approving, ratifying, terminating or amending such Related Party Transaction.

Other Related Party Transactions - Delegation to Executive Officers. Authority to approve or ratify the following transactions has been delegated to any Executive Officer of the Company who is disinterested in the transaction. If any of the following transactions approved or ratified by an Executive Officer exceeds $120,000 and involves a Related Party, the Company will comply with Item 404 of Regulation S-K and disclose such transaction in the Company’s proxy statement.
•Home Purchase. Home purchases or construction services with the Company under the Company’s home purchase program, which is available to all employees of the Company. Actual pricing is determined in each local market where the home is located and is determined based on the market conditions and other facts and circumstances related to the transaction by the Company’s manager overseeing the project.
•Employment. Employment by the Company of an Executive Officer or any “immediate family member” who is a Related Party.
•Other Transactions. Transactions or services involving the Company and a Related Party that are valued at $120,000 or less, provided that if the Related Party is an independent director such transaction or services would not impair the independence of the director.

Related Party Transactions - Land Transactions

The Company's homebuilding operations require significant investment in land and lots each year. During fiscal 2021, the Company purchased $5.4 billion of land and finished lots. At September 30, 2021, the remaining purchase price of lots controlled through land and lot purchase contracts was $15.5 billion. The Company routinely enters into contracts to purchase land or developed residential lots at predetermined prices on a defined schedule commensurate with planned development or anticipated housing demand. During the due diligence period prior to purchasing undeveloped land, the Company determines if the land has received, or will likely soon receive, all significant entitlements or approvals for the land to be used as residential lots for home construction. The Company does not generally purchase undeveloped land without these entitlements or approvals in place or soon to be in place.

The Company also evaluates the expected financial performance of a planned development project during the due diligence period prior to the purchase of the land to determine whether it meets the Company’s investment criteria. The projected financial performance of the development project must meet minimum thresholds for profitability, return on investment and recovery of the Company’s initial cash investment in land and development costs.

The Company routinely utilizes third-party lot developers and land bankers as part of its land purchasing strategies to allow the Company to retain control of land parcels that have not received all significant entitlements or are too large to meet the Company's investment criteria if purchased in whole. The Company typically assigns, in part or whole, its land purchase contracts to its third-party developers and land bankers, who then purchase the land from the original land seller. The Company enters into a purchase contract with the developer or land banker to purchase the land or lots after the necessary entitlements have been obtained, or are likely soon to be obtained, at predetermined pricing and timing that allow the development project to meet the Company’s investment criteria. Generally, terms of a land purchase contract involving a land seller or land banker depend on the location of the land, size of the parcel, status of entitlements, duration of the due diligence period, term of the contract, willingness of a land banker to commit investment capital to buy and hold large parcels of unentitled land, and the availability of a land banker with capital capacity.

The Company has a strategic relationship with Ryan Horton and Reagan Horton and entities controlled by them (collectively, referred to herein as "R&R") where R&R has served as a land seller and a land banker to the Company. Ryan and Reagan Horton are the adult sons of Donald R. Horton, the Company's Executive Chairman, and Martha Elizabeth Horton. Donald R. Horton and Martha Elizabeth Horton are referred to herein as the "Hortons." The relationship between the Company and R&R provides an advantage to the Company compared to other relationships with third-party land sellers, lot developers and land bankers. R&R has the capital capacity and has demonstrated the willingness and ability to purchase and hold large tracts of unentitled land or land that does not currently meet the Company’s investment criteria, to a greater extent than many of the Company’s other relationships with third-party land sellers, land developers and land bankers. The Company typically enters into a contract with R&R to purchase the land in phases on a defined future schedule after the land has been entitled and on terms that meet the Company’s investment criteria.

The following Related Party Transactions between the Company and R&R involve land purchase contracts for the purchase of land by the Company to be used primarily in the Company's homebuilding business. Each of these Related Party Transactions was approved by the Governance Committee, composed of disinterested and independent directors of the Board, in accordance with our Related Party Transaction Policy.

The land contract dates, acreage and total purchase prices, purchases in fiscal 2021 and fiscal 2022 (to date) and remaining acres to be purchased in each transaction are summarized below.

			Total Contract Amounts		Fiscal 2021 and Fiscal 2022 Purchases		Remaining to be Purchased
Project Name	Contract Date	Location	Number of Acres	Land Purchase Price	Number of Acres	Purchase Price	Number of Acres	Purchase Price

Conroe(1)	December 2021	Conroe, TX	1,127	$40,018,000	—	—	1,127	$40,018,000
Prairie Lakes(2)	October 2021	Kyle, TX	612	$6,605,000	—	—	612	$6,605,000
Riverfield(3)	October 2021	Josephine, TX	341	$12,324,065	341	$12,324,065	—	—
Magnolia Pointe West(4)	November 2019	Josephine, TX	82	$2,251,274	82	$2,925,573	—	—
Trailwind(5)	August 2018	Mesquite, TX	69	$4,000,000	69	$5,350,838	—	—
Trailstone(6)	June 2017	Caddo Mills, TX	354	$6,189,750	196	$3,432,363	—	—

(1)Conroe, TX. In December 2021, the Company assigned its contractual rights to purchase 1,127 acres of unentitled land in Conroe, Texas to R&R. R&R then purchased the land from a third-party land seller for $40.0 million, as provided in the terms of the assigned contract. The Company simultaneously entered into a contract with R&R whereby the Company has the right to purchase the land from R&R for $40.0 million plus a fee of approximately 14.81% annually on the remaining purchase price of the land. The Company has the right to buy the land in installments or phases over a four year period. R&R borrowed approximately $40.0 million from the Hortons to purchase the land, and R&R has agreed to pay the Hortons an annual financing fee of approximately 1.35%. The Company will make no payments to the Hortons related to this transaction.
(2)Prairie Lakes - Kyle, TX. In October 2021, the Company assigned its contractual rights to purchase 612 acres of unentitled land in Kyle, Texas to R&R. R&R then purchased the land from a third-party land seller for $6.6 million, as provided in the terms of the assigned contract. The Company simultaneously entered into a contract with R&R whereby the Company has the right to purchase the land from R&R for $6.6 million plus a fee of approximately 12% annually on the remaining purchase price of the land. The Company has the right to buy the land in installments or phases over a four year period. Neither the Company nor R&R has made or will make any payments to the Hortons related to this transaction.
(3)Riverfield - Josephine, TX. In October 2021, the Company entered into a contract with R&R to purchase 341 acres of land owned by R&R for $12.3 million. The land was purchased by the Company in October 2021. Neither the Company nor R&R made any payments to the Hortons related to this transaction.
(4)Magnolia Pointe West - Josephine, TX. In November 2019, the Company entered into a contract with R&R to purchase 82 acres of land owned by R&R for approximately $2.3 million in May 2020. In May 2021, the Company had not yet purchased the land due to various development and approval delays. As a result, the Company and R&R renegotiated the land purchase price and the purchase price was increased to $2.9 million. The Governance Committee reviewed and approved the revised contract and the Company purchased the land in May 2021. Neither the Company nor R&R made any payments to the Hortons related to this transaction.
(5)Trailwind - Mesquite, TX. In August 2018, R&R purchased 69 acres of land in Mesquite, Texas from a third-party seller. The Company simultaneously entered into a contract with R&R whereby the Company had the right to purchase the land from R&R for $4.0 million plus a fee of approximately 16% annually on the remaining purchase price. In December 2020, the Company purchased the land from R&R under the contract terms for approximately $5.4 million. R&R borrowed approximately $4.0 million from the Hortons to purchase the land, and R&R paid the Hortons an annual financing fee of approximately 2.4%. The Company made no payments to the Hortons related to this transaction.

(6)Trailstone - Caddo Mills, TX. In June 2017, the Company entered into a contract to purchase 354 acres of land from R&R for $6.2 million. The land was purchased by the Company in two installments in fiscal 2018 and 2021. Neither the Company nor R&R made any payments to the Hortons related to this transaction.

Land Assignments. In the Waterford and Breckenridge Forest East projects listed below, the Company had entered into land purchase contracts with two different unaffiliated third-party land sellers. In both cases, after conducting its due diligence, the Company determined only a portion of the land met its investment criteria, as portions of each parcel under contract consisted of unentitled land. The Company's analysis led it to decide to purchase the portions of land that satisfied its investment criteria and not to purchase the portions of land that did not satisfy its investment criteria. The Company then decided that rather than terminating the contracts, the Company would purchase the portions of land under these contracts that satisfied its criteria and assign the remaining unentitled portions of land under these contracts to R&R. In May 2021, the Company purchased $8.3 million of land in the Waterford project and assigned its right to purchase the remaining 95 acres of land to R&R, who then purchased it from the third-party seller for $5.4 million. In August 2021, the Company purchased $20.2 million of land in the Breckenridge Forest East project and assigned its right to purchase the remaining 181 acres of land to R&R, who then purchased it from the third-party land seller for $18.9 million.

The purchase price paid for the land described above was paid to the third-party land sellers. The Governance Committee reviewed and ratified both of these land contract assignments. The Company has not contracted to purchase any of this land from R&R, and any potential future land purchase contract for this land would require additional Governance Committee review and approval, if any.

Project Name	Assignment Date	Assigned Land Location	Number of Assigned Acres	Contract Price Paid to Unaffiliated Land Seller
Waterford(1)	May 2021	Princeton, TX	95	$5,434,000
Breckenridge Forest East(2)	August 2021	Houston, TX	181	$18,871,000

(1) Waterford, Princeton, TX. In May 2021, the Company assigned its contractual rights to purchase 95 acres of unentitled land to R&R. R&R then purchased the land for $5.4 million. R&R borrowed approximately $5.4 million from the Hortons and will pay the Hortons a 1.35% annual financing fee. The Company made no payments to nor received any payments from R&R or the Hortons in this transaction.

(2) Breckenridge Forest East, Houston, TX. In August 2021, the Company assigned its contractual rights to purchase 181 acres of unentitled land to R&R. R&R then purchased the land for $18.9 million. R&R borrowed approximately $18.9 million from the Hortons and will pay the Hortons a 1.35% annual financing fee. The Company made no payments to nor received any payments from R&R or the Hortons in this transaction.

Horton Capital Properties. During fiscal 2021, the Company purchased residential lots from Horton Capital Properties, LLC, an entity controlled by Terrill J. Horton and Trent J. Horton, the brother and nephew of Mr. Horton. The Company purchased 40 lots for a purchase price of $440,000. These residential lots are in various locations in our Florida Region and will be used by the Company in its homebuilding business. Neither the Company nor any director or executive officer of the Company has any interest in Horton Capital Properties. The purchase of these residential lots was approved by our Governance Committee.

Other Related Party Transactions

Employment. John Auld, adult son of David V. Auld, the Company's Chief Executive Officer, is employed by the Company as a Division President at the Orlando East Division. In fiscal 2021, John Auld earned cash compensation of $1,177,339 and equity compensation valued at $120,394. His compensation is consistent with the compensation provided to other employees of the same level with similar responsibilities.

Employment. Laura Brown, sister of Michael J. Murray, the Company's Co-Chief Operating Officer, is employed by the Company at its Corporate office. In fiscal 2021, Laura Brown earned cash compensation of $109,891 and equity compensation valued at $74,727. Her compensation is consistent with the compensation provided to other employees of the same level with similar responsibilities.

Construction Services. David V. Auld, the Company's CEO, entered into a construction services contract with the Company to build a pool house at his residence. The cost of the project was $265,000. The transaction complied with the Company's Related Party Transaction Policy.

Construction Services. Reagan Horton, the son of Mr. Horton, received construction services from the Company. The cost paid by Reagan Horton to the Company was $315,000. The transaction complied with the Company's Related Party Transaction Policy.

PROPOSAL TWO
ADVISORY VOTE ON THE APPROVAL OF EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Securities Exchange Act, our stockholders are being asked to approve a non-binding advisory resolution on the compensation of our named executive officers, as disclosed in this Proxy Statement. Although this “say-on-pay” resolution is non-binding, our Board of Directors and Compensation Committee welcome your opinion and will consider the result of the vote when making future compensation decisions. Our Board has determined to hold an annual advisory vote on executive compensation and thus, we currently anticipate our next advisory vote on executive compensation after our 2022 Annual Meeting of Stockholders will be held at our 2023 Annual Meeting of Stockholders.

At our Annual Meeting of Stockholders held on January 20, 2021, our stockholders voted in favor of a resolution to approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in our Proxy Statement for the Company’s 2021 Annual Meeting of Stockholders. Approximately 80% of votes cast voted in favor of the advisory resolution on executive compensation.

We encourage you to read the Compensation Discussion and Analysis beginning on page 28 of this Proxy Statement, which describes in detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables, notes and narrative, which provide detailed information on the compensation of our named executive officers.

We believe that our current executive compensation program achieves an appropriate balance of short-term and long-term compensation incentives, reinforces the link between executive pay and the Company’s long-term performance and stock value, and thereby aligns the interests of our named executive officers with those of our stockholders.

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to approve the following advisory resolution at the 2022 Annual Meeting:

RESOLVED, that the stockholders of D.R. Horton, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2022 Annual Meeting of Stockholders.

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR”
Approval of the Advisory Resolution on Executive Compensation.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Ernst & Young LLP has been engaged by the Audit Committee to serve through our fiscal year ending September 30, 2022. A representative of Ernst & Young LLP will be present in person or by conference call at the 2022 Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders.

Audit Fees and All Other Fees

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young LLP for the last two fiscal years.

	Fiscal Year Ended September 30,
Fees	2021	2020 (4)
Audit fees	$2,587,427	$2,675,771
Audit-related fees	—	—
Tax fees (1)	16,000	29,000
All other fees	—	—
Total (2) (3)	$2,603,427	$2,704,771
___________________
(1)Tax fees are related to tax compliance services for the preparation of partnership tax returns.
(2)The amounts listed above were approved by the Audit Committee, and therefore, none were approved based on waiver of pre-approval under Rule 2-01(c)(7)(i)(C) of Regulation S-X.
(3)Includes audit fees of $908,831 and $874,332 incurred by Forestar Group Inc. in fiscal 2021 and 2020, respectively, for which Ernst & Young LLP also serves as the independent registered public accounting firm.
(4)The amounts shown for fiscal 2020 have been revised to reflect additional fees paid for audit services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has responsibility for appointing, approving fees and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve audit and permissible non-audit services provided by the independent auditor.

In connection with the engagement of the independent auditor for fiscal 2022, the Audit Committee pre-approved the services listed below by category of service, including the pre-approval of fee limits. The Audit Committee’s pre-approval process by category of service also includes a review of specific services to be performed and fees expected to be incurred within each category of service. The term of any pre-approval is 12 months from the date of the pre-approval, unless the Audit Committee specifically provides for a different period. During fiscal 2022, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires separate pre-approval before engaging the independent auditor.

The services pre-approved by the Audit Committee, which may be performed by the independent auditor during fiscal 2022, include the following:

Audit Services include audit work performed related to the Company’s financial statements (including quarterly reviews), as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

Audit-Related Services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

Tax Services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and include fees in the areas of tax compliance, tax planning, and tax advice.

All Other Fees are those associated with permitted services not included in the other categories.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not otherwise delegate its responsibilities to pre-approve services performed by the independent auditor to management.

Audit Committee Report

The Audit Committee has reviewed and discussed with management D.R. Horton’s audited consolidated financial statements for the fiscal year ended September 30, 2021. Further, the Audit Committee has discussed with D.R. Horton’s independent auditor the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and SEC, including D.R. Horton’s audited consolidated financial statements for the fiscal year ended September 30, 2021, the auditor’s responsibility under generally accepted auditing standards, significant accounting policies, management’s judgments and accounting estimates, any audit adjustments, other information in documents containing audited financial statements and other matters. Finally, the Audit Committee has received and reviewed the written disclosures and the letter from the independent auditor required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed the auditor’s independence with the auditor.

Based on its review and discussion described above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements for fiscal 2021 be included in D.R. Horton’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021. Further, the Audit Committee approved the engagement of Ernst & Young LLP as D.R. Horton’s independent auditor for the fiscal year ending September 30, 2022.

AUDIT COMMITTEE:
Michael W. Hewatt, Committee Chair
Benjamin S. Carson, Sr.
Maribess L. Miller

PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending September 30, 2022. During fiscal 2021, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain tax services, as further discussed above under the heading “Audit Fees and All Other Fees” on page 68. A representative of Ernst & Young LLP is expected to be present in person or by conference call at the 2022 Annual Meeting, and to be available to respond to appropriate questions and, if he or she desires, make a statement.

Although we are not required to do so, we are seeking stockholder ratification of Ernst & Young LLP’s appointment as our independent registered public accounting firm. If Ernst & Young LLP’s appointment is not ratified, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but still may retain them. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.

Vote Required

Approval of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2022 requires the affirmative vote of the majority of shares of common stock present or represented, and entitled to vote thereon, at the 2022 Annual Meeting.

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR” the Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public
Accounting Firm for our Fiscal Year Ending September 30, 2022.

STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

Any stockholder who intends to present a proposal for action at D.R. Horton’s 2023 Annual Meeting of Stockholders and to have D.R. Horton include such proposal in its proxy soliciting materials pursuant to Rule 14a-8 under the Exchange Act must deliver a copy of the proposal to the Corporate Secretary of D.R. Horton at 1341 Horton Circle, Arlington, Texas 76011 not later than the close of business on August 22, 2022. Further, all proposals submitted for inclusion in D.R. Horton’s proxy soliciting materials relating to the 2023 Annual Meeting must comply with all of the requirements of Rule 14a-8 of the Exchange Act.

In addition, apart from the Rule 14a-8 process and director nominations made pursuant to the proxy access process, the Bylaws of D.R. Horton provide that any stockholder intending to propose any business at our 2023 Annual Meeting must submit written notice of that proposal in a timely manner to Corporate Secretary of D.R. Horton for such proposal to be acted upon at the meeting of stockholders. To be timely, a stockholder’s notice for our 2023 Annual Meeting must be delivered to the principal executive offices of D.R. Horton not later than the close of business on October 28, 2022 and not earlier than the close of business on September 28, 2022. In the event that the date of the 2023 Annual Meeting is changed by more than 30 calendar days from the anniversary date of the 2022 Annual Meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such meeting and not later than the close of business on the later of the 90th calendar day prior to such meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is made. In no event shall public disclosure of an adjournment, recess or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The notice must include the information specified in our Bylaws, including information concerning the nominee or the proposal, and the stockholder and the beneficial owner, as the case may be. We will not entertain any such proposals at the annual meeting that do not meet the requirements set forth in our Bylaws.

Pursuant to the proxy access provision in our Bylaws, in order for a stockholder or group of stockholders to nominate a director candidate to be included in the Company’s proxy statement for the 2023 Annual Meeting, proper written notice of the nomination must be delivered to the Corporate Secretary of D.R. Horton not later than the close of business on August 22, 2022 and not earlier than the close of business on July 23, 2022, and the nomination must otherwise comply with our Bylaws. In the event that the date of the 2023 Annual Meeting is changed by more than 30 calendar days from the anniversary date of the 2022 Annual Meeting, notice by the stockholder(s) to be timely must be so delivered not earlier than the close of business on the 150th calendar day prior to such meeting and not later than the close of business on the later of the 120th calendar day prior to such meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is made.

REQUESTING DOCUMENTS FROM THE COMPANY

On our website at investor.drhorton.com under the Policy & Governance Documents link within the ESG section, you will find the following: (i) Corporate Governance Principles, (ii) Audit Committee Charter, (iii) Compensation Committee Charter, (iv) Nominating and Governance Committee Charter, (v) Code of Ethical Conduct for the CEO, CFO, and Senior Financial Officers, (vi) Complaint Procedures for Accounting, Internal Control, Auditing and Financial Matters and Complaint Procedures for Employee Matters, (vii) Corporate Code of Business Conduct and Ethics for Employees and Directors, (viii) Human Rights Policy, (ix) Related Party Transaction Policy, (x) Stock Ownership Guidelines and (xi) Political Contributions Policy Statement. You may obtain a copy of any of these documents at no charge through our website or by contacting us for a printed set. In addition, a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2021, including the financial statements and the financial statement schedules included therein, is available without charge. The exhibits of the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction. You may contact us for these purposes at: Attention: Thomas B. Montaño, Vice President, Corporate Compliance Officer and Corporate Secretary, D.R. Horton, Inc., 1341 Horton Circle, Arlington, Texas 76011, (817) 390-8200 or e-mail: tbmontano@drhorton.com.

OTHER MATTERS

Management knows of no other matters to be voted upon at the 2022 Annual Meeting. If any other matter is properly brought before the 2022 Annual Meeting, it is the intention of the persons named as proxies in the form of proxy to vote in their discretion upon such matters in accordance with their judgment. The persons named as proxies are Donald R. Horton, Chairman, and David V. Auld, President and Chief Executive Officer.

You are urged to sign, date and return the enclosed proxy in the envelope provided. No postage is required if the envelope is mailed from within the United States. If you subsequently decide to attend the 2022 Annual Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

By Order of the Board of Directors

THOMAS B. MONTAÑO
Vice President and Corporate Secretary

Arlington, Texas
December 20, 2021

1341 Horton Circle
Arlington, Texas 76011
(817) 390-8200
www.drhorton.com

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D64647-P63225

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

D.R. HORTON, INC.

Vote on Directors

The Board of Directors recommends a vote FOR each Nominee for Director.

1. Proposal One: Election of directors.

Nominees:	For	Against	Abstain
1a. Donald R. Horton	☐	☐	☐
1b. Barbara K. Allen	☐	☐	☐
1c. Brad S. Anderson	☐	☐	☐
1d. Michael R. Buchanan	☐	☐	☐
1e. Benjamin S. Carson, Sr.	☐	☐	☐
1f. Michael W. Hewatt	☐	☐	☐
1g. Maribess L. Miller	☐	☐	☐

Vote on Other Proposals

The Board of Directors recommends a vote FOR Proposals Two and Three as proposed below.	For	Against	Abstain
2. Proposal Two: Approval of the advisory resolution on executive compensation.	☐	☐	☐
3. Proposal Three: Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.	☐	☐	☐

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Note: Please sign exactly as name(s) appear(s) herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full titles as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date